Registration No. 333-124751

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
TO
FORM S-3
ON FORM SB-2
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

FLEXIBLE SOLUTIONS INTERNATIONAL, INC.
(Name of small business issuer as specified in its charter)

Nevada	2890	91-1922863
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)

615 Discovery Street
Victoria, British Columbia
V8T 5G4, CANADA
(250) 477-9969
(Address and Telephone Number of Principal Executive Offices and Principal Place of Business)

Daniel B. O’Brien
President and Chief Executive Officer
Flexible Solutions International, Inc.
615 Discovery Street
Victoria, British Columbia
V8T 5G4, CANADA
(250) 477-9969
(Name, Address and Telephone Number of Agent for Service)

Copies to:

Andrew B. Serwin, Esq.	and	Deepak Nanda, Esq.
Foley & Lardner LLP		Foley & Lardner LLP
402 W. Broadway		2029 Century Park East
23rd Floor		35th Floor
San Diego, CA 92101		Los Angeles, CA 90067
(619) 234-6655		(310) 277-2223

        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by the selling stockholders. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Shares of common stock, par value $0.001 per share	900,000	$3.925 (2)	$3,532,500 (2)	$415.775

Shares of common stock, par value $0.001 per share,	900,000	$3.925 (2)	$3,532,500 (2)	$415.775
issuable upon exercise of warrants (4)

Shares of common stock, par value $0.001 per share,	54,000	$2.835 (3)	$153,090 (3)	$ 16.381
issuable upon exercise of warrants (4)(5)

Total	1,854,000	--	$ 7,218,090	$ 847.93

(1)	A total of 1,854,000 shares of common stock are being registered hereby, including 954,000 shares of common stock issuable upon the exercise of certain outstanding warrants. Pursuant to Rule 416 of the Securities Act of 1933, as amended (“Securities Act”), such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.

(2)	Estimated solely for purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act based on the average of the high and low prices per share of common stock of the registrant as reported on the American Stock Exchange on May 4, 2005.

(3)	Estimated solely for purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act based on the average of the high and low prices per share of common stock of the registrant as reported on the American Stock Exchange on March 17, 2006.

(4)	Pursuant to Rule 457(g) of the Securities Act, no separate registration fee is required for the warrants since the shares of common stock underlying the warrants are being registered hereby.

(5)	Shares of common stock issuable upon the exercise of warrants previously not included in the filing on Form S-3 due to pending listing authorization from the American Stock Exchange.

*	Previously paid.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

        This Amendment No. 3 to Form S-3 on Form SB-2 includes the financial information and disclosures included in the Quarterly Report on Form 10-QSB of Flexible Solutions International, Inc. for the quarter ended March 31, 2006 filed by us with the Securities and Exchange Commission on May 16, 2006.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities nor does it solicit an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION
DATED MAY ___, 2006

®

FLEXIBLE SOLUTIONS INTERNATIONAL, INC.

1,854,000 Shares of Common Stock

        This prospectus relates solely to the offer and sale by the selling stockholders identified in this prospectus of up to 1,854,000 shares of our common stock (the “Shares”), 954,000 of which are issuable upon the exercise of warrants to purchase common stock issued to the selling stockholders. The selling stockholders acquired the Shares from us in a private placement that closed on April 13, 2005. We are not offering or selling any of the Shares. We will not receive any of the proceeds from the sale of the Shares, although we will receive proceeds from the exercise of the warrants to the extent they are exercised.

        The selling stockholders may sell these shares from time to time in various types of transactions, including in the principal market on which the stock is traded or listed or in privately negotiated transactions. If any broker-dealers are used by the selling stockholders, any commissions paid to broker-dealers and, if broker-dealers purchase any shares of our common stock as principals, any profits received by such brokers-dealers on the resale of shares of our common stock, may be deemed to be underwriting discounts or commissions under the Securities Act of 1933, as amended (the “Securities Act”). In addition, any profits realized by the selling stockholders may be deemed to be underwriting commissions if any such selling stockholder is deemed an “underwriter” as defined in the Securities Act.

        Our common stock is listed on the American Stock Exchange under the trading symbol “FSI.” On May 19, 2006, the closing price of our common stock was $2.80 share.

        Investing in our common stock involves significant risks. See “Risk Factors” beginning on page 5 to read about factors you should consider before buying our common stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

        You should rely only on the information contained in this prospectus and any supplement to this prospectus. Neither we nor the selling stockholders have authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

Prospectus dated May ___, 2006.

PROSPECTUS SUMMARY

        You should read the following summary together with the more detailed information regarding us, the sale of our common stock in this offering by the selling stockholders, our consolidated financial statements and the notes to those consolidated financial statements that appear elsewhere in this prospectus. Unless the context otherwise requires “Flexible Solutions,” “we,” “our,” “us,” and similar expressions refer to Flexible Solutions International, Inc., a Nevada corporation.

Our Company

        Flexible Solutions International, Inc. (“we,” “us,” and “our”) was incorporated as Flexible Solutions, Ltd. (referred to hereinafter as “Flexible Ltd.”), a British Columbia corporation, on January 26, 1991. On May 12, 1998, we merged Flexible Ltd. with and into Flexible Solutions International, Inc., a Nevada corporation, and, in exchange for all of the outstanding shares of Flexible Ltd., we issued 7,000,000 shares of common stock, which represented all of our then-issued and then-outstanding shares, to the former shareholders of Flexible Ltd. Flexible Ltd. is now our wholly-owned subsidiary. For further information on Flexible Ltd., see “Our Subsidiaries—Flexible Solutions, Ltd.” Included elsewhere in this prospectus. At the time of our merger with Flexible Ltd., we had no other business and were incorporated solely in order to acquire Flexible Ltd. This merger facilitated the establishment of a public trading market for our common stock. Trading in our common stock commenced on October 12, 1999, through the OTC Bulletin Board under the trading symbol “FXSO”. Since November 2002, our common stock has traded on the American Stock Exchange under the trading symbol “FSI”.

        We are the parent holding company for Flexible Ltd., WaterSavr Global Solutions Inc. (hereinafter referred to as “WaterSavr”), NanoChem Solutions Inc. (hereinafter referred to as “NanoChem”), Nano Detect Technologies Inc. (hereinafter referred to as “Nano Detect”), and Seahorse Systems Inc. (hereinafter referred to as “Seahorse”).

        Flexible Solutions Ltd. was organized to develop and market swimming pool chemical products designed to reduce heat loss. HEAT$AVR® and ECO$AVR® are Flexible Ltd.‘s principal products. For further information on these products, see “Our Products—HEAT$AVR® and ECO$AVR®” elsewhere in this prospectus.

        In 2002, we established WaterSavr Global Solutions Inc. to concentrate on the marketing of our WATER$AVR® product. WATER$AVR® is a patented powder that, when deployed onto a water surface of any size, will significantly reduce evaporation. For further information on our WaterSavr products, see “Our Products—WATER$AVR®” elsewhere in this prospectus.

        On May 25, 2004, we formed NanoChem Solutions Inc. in order to acquire certain of the assets of Donlar Corporation, which owned a broad portfolio of environmentally friendly technologies and products. In June 2004, NanoChem purchased these assets from the bankruptcy estate of Donlar Corporation (“Donlar”) for $6.15 million. The principal products that we acquired from Donlar via our wholly-owned subsidiary, NanoChem, consist of water-soluble chemicals utilizing thermal polyaspartate biopolymers (hereinafter referred to as “TPAs”), which are beta-proteins manufactured from the common biological amino acid, L-aspartic. TPAs can be formulated to prevent corrosion and scaling in water piping within the petroleum, chemical, utility and mining industries. TPAs are also used as proteins to enhance fertilizers in improving crop yields and as additives for household laundry detergents, consumer care products and pesticides. For further information on these products, see “Our Products—Biopolymer Products (TPAs)” elsewhere in this prospectus.

        On January 7, 2005, we formed Nano Detect Technologies Inc. to engage in new product research based on our thin film spreading technology.

        On June 21, 2005, we formed Seahorse Systems Inc. in order to research alternative uses for our patented ECOSAVR® chemical dispensing device.

Company Information

        Our principal executive offices are located at 615 Discovery Street, Victoria, British Columbia, V8T 5G4, Canada. Our telephone number is (250) 477-9969. Our website is located at http://www.flexiblesolutions.com. We do not intend the information found on our website to be a part of this prospectus.

SPECIAL NOTE REGARDING TRADEMARKS

        WATER$AVR®, WATER$AVR-BTI™, H$®, ®, HEAT$AVR PRO®, HEAT$AVR®, W$®, ECOSAVR™ and ECO$AVR® are our trademarks. This prospectus may also contain trademarks and trade names of other companies. All trademarks and trade names appearing in this prospectus are the property of their respective owners.

FORWARD-LOOKING STATEMENTS

        This document may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.

        We wish to caution readers that these forward-looking statements are only predictions and that our business is subject to significant risks. The factors discussed herein, and other important factors, in some cases have affected, and in the future could affect, our actual results and could cause our actual consolidated results for 2005, and beyond, to differ materially from those expressed in any forward-looking statements made by us or on our behalf. These risks include, but are not limited to:

•	our relatively limited operating history and history of operating losses;

•	a further decline in the domestic and global economy that may delay the development and introduction of our products;

•	our success, or lack thereof, in the introduction and marketing of new products into existing and new markets;

•	our ability to manufacture existing and new products in volumes demanded by our customers and at competitive prices with adequate gross margins;

•	the risk of increased competition and our ability to increase our market share relative to our competitors;

•	our ability to successfully integrate our business with operations of businesses we have acquired and may acquire in the future;

•	our ability to finance the growth of our business with internal resources or through outside financing at reasonable rates;

•	our ability to manage our growth; and

•	our ability to produce our products at quality levels demanded by our customers.

        You should read this prospectus and the Registration Statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus by these cautionary statements.

THE OFFERING

        This prospectus concerns an offering of up to 1,854,000 Shares by the selling stockholders. We are not offering or selling any of the Shares. We have registered this offering in compliance with registration rights which we granted to the selling stockholders when we sold the Shares to them. The selling stockholders are not required to sell the Shares; sales of the Shares are entirely at the discretion of each selling stockholder. The Shares consist of 900,000 Shares of common stock purchased by the selling stockholders in a private transaction for $3,375,000 on April 13, 2005, together with 900,000 additional Shares of our common stock issuable to the selling stockholders upon exercise of the warrants purchased by them contemporaneously with their purchase of such common stock and an additional 54,000 Shares issuable to a selling stockholder pursuant to a warrant, on the same terms and conditions, granted as compensation for services performed on our behalf in connection with the private transaction referred to herein. The warrants have a 4-year term and, subject to the ownership restrictions set forth below, are immediately exercisable at a price of $4.50 per share. Under the terms of the warrants, the holders thereof may not exercise the warrants to the extent such exercise would cause any such holder, together with its affiliates, to have acquired a number of Shares of common stock that would exceed either 4.999% or 9.999% of our then outstanding common stock, including for purposes of such determination Shares issuable upon exercise of the warrants. The restriction that prevents such holders, together with its affiliates, from acquiring a number of Shares that would exceed 4.999% of our then outstanding common stock may be waived by the holder of the warrant as to itself upon not less than 61 days notice to us. The selling stockholders may sell the Shares either on the open market at the market price in ordinary broker transactions or in negotiated transactions, and they may pay broker commissions in connection with such transactions. We will not receive any of the proceeds of sale of the Shares nor pay any broker commissions in connection with such sales. We will pay the costs of registering the offer and sale of the Shares with the Commission and any required state securities agencies.

Common stock offered in this offering	1,854,000 shares
Common stock to be outstanding after this offering	13,935,316
Terms of Offering	We have agreed to use our best efforts to keep this
Registration Statement effective until the earlier
of (i) four years after its effective date, (ii) all
the Shares of the selling stockholders registered
under this Registration Statement have been sold or
(iii) all the Shares of the selling stockholders
registered under this Registration Statement may be
sold without volume restrictions pursuant to Rule
144(k) under the Securities Act.
Use of proceeds	We will not receive any of the proceeds from any
sale of the Shares offered by this prospectus by the
selling stockholders. To the extent the selling
stockholders exercise their warrants for cash, we
intend to use the proceeds we receive from such
exercise(s) for general corporate purposes. The
proceeds we would receive if all the warrants were
exercised would be approximately $4,300,000.
Trading Symbol	“FSI”

(1)	Unless the context indicates otherwise, all share and per-share information in this prospectus is based on 12,981,316 shares of our common stock outstanding as of April 30, 2006. Shares of common stock to be outstanding after this offering assumes that all shares registered under this prospectus are acquired and sold by the selling stockholders. Unless the context indicates otherwise, all other share and per-share information in this prospectus assumes no exercise of warrants or other rights to acquire our common stock outstanding as of April 30, 2006.

SUMMARY FINANCIAL INFORMATION

        In the table below, we provide you with historical summary financial data for the two years ended December 31, 2005 and 2004, derived from our audited consolidated financial statements included elsewhere in this prospectus, along with historical summary financial data for the three months ended March 31, 2006 and 2005, derived from our unaudited consolidated financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period. When you read this historical summary financial data, it is important that you read along with it the historical consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	Year Ended December 31,		Three Months Ended March 31,
	2005	2004	2006	2005
		(restated)		(restated)
Statement of Operations Data:
Gross Profit	$2,723,813	$2,061,862	$1,169,386	$941,280
Income (loss) from Operations	(1,181,404)	(1,259,303)	81,305	51,468
Net Income (Loss)	(1,176,751)	(1,257,545)	209,329	54,198
Net Income (Loss) per Common Share	(0.09)	(0.11)	0.02	0.00

        The table below sets forth a summary of our consolidated balance sheet data as of the two years ended December 31, 2005 and 2004, derived from our audited consolidated financial statements included elsewhere in this prospectus, along with the historical summary financial data for the three months ended March 31, 2006 and 2005, derived from our unaudited consolidated financial statements included elsewhere in this prospectus.

	At December 31,		At March 31,
	2005	2004	2006	2005
		(restated)		(restated)
Balance Sheet Data:
Cash and Cash Equivalents	$526,292	$558,795	$518,334	$495,520
Working Capital	3,110,090	(101,121)	3,616,814	36,925
Total Assets	8,971,400	8,820,354	9,287,133	8,923,340
Total Stockholders’ Equity	8,280,295	5,420,225	8,637,657	5,484,266

RISK FACTORS

        Investment in our common stock involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. If any of the following risks actually occur, our business, financial condition or results of operations could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

        In addition, this document may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. We wish to caution readers that these forward-looking statements are only predictions and that our business is subject to the risk factors described below. The registrant would also like to clarify that the risk factors described below relate to the business of Flexible Solutions International, Inc. and its wholly-owned subsidiaries on a combined and consolidated basis and that no inference should be drawn as to the magnitude of any particular risk from its position in the list.

Risks Related to our Business

        We have a limited operating history upon which to evaluate our potential for future success.

        Although we were incorporated in 1991, we have been operating in our present form only since 1998. To date, we have generated limited revenues from the sale of our products and do not expect to generate significant revenues until we sell a significantly larger number of our products. Accordingly, we have only a limited operating history upon which you can base an evaluation of our business and prospects. The likelihood of our success must be considered in light of the risks and uncertainties frequently encountered by middle stage companies like ours in an evolving market. If we are unsuccessful in addressing these risks and uncertainties, our business will be materially harmed.

        We are a middle stage company and are more vulnerable to certain factors than our larger competitors.

        We are a middle stage company and are subject to all of the following: (a) middle stage companies typically have narrower product lines and smaller market shares than large businesses; (b) middle stage companies tend to be more vulnerable to competitors’ actions and market conditions, as well as general economic downturns; (c) middle stage companies tend to experience substantial variations in operating results; (d) middle stage companies’ success typically depends on the management talents and efforts of one or two persons or a small group of persons—the death, disability or resignation of one or more of these persons could have a material adverse impact on a middle stage company; and (e) middle stage companies often need substantial additional capital to expand or compete. These factors make our business future uncertain.

        We have incurred significant operating losses since inception and may not sustain profitability in the future.

        We have experienced operating losses and negative cash flow from operations since our inception and we currently have an accumulated deficit. To the extent our revenues do not increase, our results of operations and liquidity will be materially adversely affected. If we experience slower than anticipated revenue growth or if our operating expenses exceed our expectations, we may not achieve profitability. Even if we achieve profitability in the future, we may not be able to sustain it.

        Fluctuations in our operating results may cause our stock price to decline.

        Given the nature of the markets in which we participate, we cannot reliably predict future revenues and profitability. Changes in competitive, market and economic conditions may cause us to adjust our operations. A high proportion of our costs are fixed, due in part to our sales, research and development and manufacturing costs. Thus, small declines in revenue could disproportionately affect our operating results. Factors that may affect our operating results and the market price of our common stock include:

•	demand for and market acceptance of our products;

•	competitive pressures resulting in lower selling prices;

•	adverse changes in the level of economic activity in regions in which we do business;

•	adverse changes in industries, such as swimming pool construction, on which we are particularly dependent;

•	changes in the portions of our revenue represented by various products and customers;

•	delays or problems in the introduction of new products;

•	the announcement or introduction of new products, services or technological innovations by our competitors;

•	variations in our product mix;

•	the timing and amount of our expenditures in anticipation of future sales;

•	increased costs of raw materials or supplies; and

•	changes in the volume or timing of product orders.

        We have not paid, and do not expect to pay, dividends on our common stock.

        We have not paid any dividends on our common stock since our inception and do not intend to pay any dividends to our common shareholders in the foreseeable future. We intend to reinvest any earnings in the development and expansion of our business.

        Our operations are subject to seasonal fluctuation.

        The use of our swimming pool products increases in summer months in most markets and results in our sales from January to June being greater than in July through December. Markets for our WATER$AVR® product are also seasonal, dependent on the wet versus dry seasons in particular countries. We attempt to sell into a variety of countries with different seasons on both sides of the equator in order to minimize seasonality. Our TPA business is the least seasonal, however there is a small increase in the spring related to inventory building for the crop season in the United States and a small slowdown in December as oilfield customers run down stock in advance of year end, but otherwise, little seasonal variation. We believe we are able to adequately respond to these seasonal fluctuations by reducing or increasing production as needed.

        Interruptions in our ability to purchase raw materials and components may adversely affect our profitability.

        We purchase certain raw materials and components from third parties pursuant to purchase orders placed from time to time. Because we do not have guaranteed long-term supply arrangements with our suppliers, any material interruption in our ability to purchase necessary raw materials or components could have a material adverse effect on our business, financial condition and results of operations.

        Our WATER$AVR® product has not proven to be a revenue producing product and we may never recoup the cost associated with its development.

        The marketing efforts of our WATER$AVR® product may result in continued losses. We introduced our WATER$AVR® product in June 2002 and, to date, we have delivered quantities for testing by potential customers, but only one customer has ordered the product for commercial use. This product can achieve success only if it is ordered in substantial quantities by commercial customers who have determined that the water saving benefits of the product exceed the costs of purchase and deployment of the product. We can offer no assurance that we will receive sufficient orders of this product to achieve profits or cover the additional expenses incurred to manufacture and market this product. We expect to spend $400,000 on the marketing and production of our WATER$AVR® product in fiscal 2006.

        If we do not introduce new products in a timely manner, our products could become obsolete and our operating results would suffer.

        Without the timely introduction of new products and enhancements, our products could become obsolete over time, in which case our revenue and operating results would suffer. The success of our new product offerings will depend upon several factors, including our ability to:

•	accurately anticipate customer needs;

•	innovate and develop new products and applications;

•	successfully commercialize new products in a timely manner;

•	price our products competitively and manufacture and deliver our products in sufficient volumes and on time; and

•	differentiate our products from our competitors’ products.

        In developing any new product, we may be required to make a substantial investment before we can determine the commercial viability of the new product. If we fail to accurately foresee our customers’ needs and future activities, we may invest heavily in research and development of products that do not lead to significant revenues.

        We are dependent upon certain customers.

        Among our current customers, we have identified six that are sizable enough that the loss of any one would be significant. Any such loss of one or more of these customers could result in a substantial reduction in our revenues. For this reason, we concentrate on maintaining good sales relations with these customers. We also try and minimize this risk by seeking out new customers.

        Our acquisition activities could disrupt our ongoing business.

        In June 2004, our subsidiary, NanoChem, completed the acquisition of certain assets of Donlar, which provided us with domestic and international patents relating to environmental products and technologies, as well as a 56,780 sq. ft. manufacturing plant on 40 acres of property in an area outside of Chicago, Illinois. Acquisitions such as these often involve risks, including: (i) disruption of our ongoing business; and (ii) an inability to successfully integrate the acquired technologies and operations into our business and maintain uniform standards, controls, policies and procedures. In addition, in order to finance future acquisitions, we may have to raise additional funds, through either public or private financings. We may be unable to obtain such funds or may be able to do so only on unfavorable terms.

        Economic, political and other risks associated with international sales and operations could adversely affect our sales.

        In the year ended December 31, 2005, revenues from shipments made outside of the United States accounted for approximately 80% of our revenues, 65% in the year ended December 31, 2004 and 10% in the year ended December 31, 2003. Since we sell our products worldwide, our business is subject to risks associated with doing business internationally. We anticipate that revenues from international operations will continue to represent a sizable portion of our total revenue. Accordingly, our future results could be harmed by a variety of factors, including:

•	changes in foreign currency exchange rates;

•	changes in a country or region's political or economic conditions, particularly in developing or emerging markets;

•	longer payment cycles of foreign customers and difficulty of collecting receivables in foreign jurisdictions;

•	trade protection measures and import or export licensing requirements;

•	differing tax laws and changes in those laws;

•	difficulty in staffing and managing widespread operations;

•	differing protection of intellectual property and changes in that protection; and

•	differing regulatory requirements and changes in those requirements.

        We are subject to credit risk and may be subject to substantial write-offs if one or more of our significant customers default on their payment obligations to us.

        We currently allow our major customers between 30 and 45 days to pay for each shipment of product we make to them. This practice, while customary, presents an accounts receivable write-off risk in that if one or more of our significant customers defaulted on their payment obligations to us, such write-off, if substantial, would have a material adverse effect on our business and results of operations. While we have exposure to this type of risk, we are no longer subject to the concentrated credit risk that we were previously subject to because of our relationship with Sun Solar. In addition, while our exposure to a bad debts and write-offs credit risk may increase as we service a larger number of customers in the swimming pool and personal spa, water evaporation and TPA industries, the effect of any such bad debts and write-offs will be minimized as a result of the increase in the numbers of our customers and overall revenues.

        Our products can be hazardous if not handled, stored and used properly; litigation related to the handling, storage and safety of our products would have a material adverse effect on our business and results of operations.

        Some of our products are flammable and must be stored properly to avoid fire risk. Additionally, some of our products may cause irritation to a person’s eyes if they are exposed to the concentrated product. Although we label our products to warn of such risks, our sales could be reduced if our products were to be viewed as being dangerous to use or if they are implicated in causing personal injury or property damage. We are not currently aware of any circumstances in which our products have caused harm or property damage to consumers. Nevertheless, litigation regarding the handling, storage and safety of our products would have a material adverse effect on our business and results of operations.

        Our failure to comply with environmental regulations may create significant environmental liabilities and force us to modify our manufacturing processes.

        We are subject to various federal, state and local environmental laws, ordinances and regulations relating to the use, storage, handling and disposal of certain of our chemical substances. Under such laws, we may become liable for the costs of removal or remediation of these substances that have been used by our consumers or in our operations. Such laws may impose liability without regard to whether we knew of, or caused, the release of such substances. Any failure by us to comply with present or future regulations could subject us to the imposition of substantial fines, suspension of production, alteration of manufacturing processes or cessation of operations, any of which could have a material adverse effect on our business, financial condition and results of operations.

        Our failure to protect our intellectual property could impair our competitive position.

        While we own certain patents and trademarks, some aspects of our business cannot be protected by patents or trademarks. Accordingly, in these areas there are few legal barriers that prevent potential competitors from copying certain of our products, processes and technologies or from otherwise entering into operations in direct competition with us. In particular, we have been informed that our former exclusive agent for the sale of our products, Sun Solar, is now competing with us in the swimming pool and personal spa markets. As a former distributor, they were given access to many of our sales, marketing and manufacturing techniques. Accordingly, we are doing all that we can to ensure our proprietary products and technologies are not used by them (or others) without our permission.

        Our products may infringe on the intellectual property rights of others, and resulting claims against us could be costly and prevent us from making or selling certain products.

        Third parties may seek to claim that our products and operations infringe their patent or other intellectual property rights. We may incur significant expense in any legal proceedings to protect our proprietary rights or to defend infringement claims by third parties. In addition, claims of third parties against us could result in awards of substantial damages or court orders that could effectively prevent us from making, using or selling our products in the United States or abroad.

        A claim for damages could materially and adversely affect our financial condition and results of operations.

        Our business exposes us to potential product liability risks, particularly with respect to our consumer swimming pool and consumer TPA products. There are many factors beyond our control that could lead to liability claims, including the failure of our products to work properly and the chance that consumers will use our products incorrectly or for purposes for which they were not intended. There can be no assurance that the amount of product liability insurance that we carry will be sufficient to protect us from product liability claims. A product liability claim in excess of the amount of insurance we carry could have a material adverse effect on our business, financial condition and results of operations.

        Our ongoing success is dependent upon the continued availability of certain key employees.

        Our business would be adversely affected if the executive services of Daniel B. O’Brien ceased to be available to us because we currently do not have any other employee with an equivalent level of expertise in and knowledge of our industry. If Mr. O’Brien no longer served as our President and Chief Executive Officer, we would have to recruit one or more new executives, with no real assurance that we would be able to engage a replacement executive with the required skills on satisfactory terms. The market for skilled employees is highly competitive, especially for employees in the fields in which we operate. While our compensation programs are intended to attract and retain the employees required for it to be successful, there can be no assurance that we will be able to retain the services of all our key employees or a sufficient number to execute on our plans, nor can there be any assurances that we will be able to continue to attract new employees as required.

        Raising additional capital or consummation of additional acquisitions through the issuance of equity could dilute your ownership interest in us.

        It is likely that we will need to obtain additional funds in the future to grow our product development, manufacturing, marketing and sales activities at the pace that we intend, to continue to fund operating losses until our cash flow turns positive, or to fund acquisitions. If we are unable to raise additional funds in the future, and if our sales and operating expenses remain as they have in the past, we estimate that we have sufficient cash to continue current operations for an additional twelve months. If we determine that we do need to raise additional capital in the future and we are not successful in doing so, we might have to significantly scale back or delay our growth plans, reduce staff and delay planned expenditures on research and development and capital expenditures in order to continue as a going concern. Any reduction or delay in our growth plans could materially adversely affect our ability to compete in the marketplace, take advantage of business opportunities and develop or enhance our products.

        If we receive additional funds through the issuance of equity securities or convertible debt securities, our existing stockholders will likely experience dilution of their present equity ownership position and voting rights. Depending on the number of shares issued and the terms and conditions of the issuance, new equity securities could have rights, preferences, or privileges senior to those of our common stock. The need to raise additional capital will most likely be dilutive to our current stockholders and could result in new investors receiving rights that are superior to those of existing stockholders.

Risks Related to our Capital Structure and this Offering

        Our Articles of Incorporation contain provisions that could discourage a takeover.

        Our Articles of Incorporation authorize our Board of Directors (“Board”) to issue up to 1,000,000 shares of preferred stock in one or more series, to fix the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued shares of preferred stock, to fix the number of shares constituting any such series, and to fix the designation of any such series, without further vote or action by stockholders. The terms of any series of preferred stock, which may include priority claims to assets and dividends and special voting rights, could adversely affect the rights of the holders of our common stock and thereby reduce the value of our common stock. The issuance of preferred stock, coupled with the concentration of ownership in the directors and executive officers, could discourage certain types of transactions involving an actual or potential change in control of our company, including transactions in which the holders of common stock might otherwise receive a premium for their shares over then current prices, otherwise dilute the rights of holders of common stock, and may limit the ability of such stockholders to cause or approve transactions which they may deem to be in their best interests, all of which could have a material adverse effect on the market price of our common stock.

        Our Articles of Incorporation limit the liability of our directors, which may limit the remedies we or our stockholders have available.

        Our Articles of Incorporation provide that, pursuant to the Nevada Revised Statutes, the liability of our directors for monetary damages shall be eliminated to the fullest extent permissible under Nevada law. This is intended to eliminate the personal liability of a director for monetary damages in an action brought by us, or in our right, for breach of a director’s duties to us or our stockholders and may limit the remedies available to us or our stockholders. This provision does not eliminate the directors’ fiduciary duty and does not apply to liabilities for: (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (ii) acts or omissions that a director believes to be contrary to the best interests of our company or our stockholders or that involve the absence of good faith on the part of the director; (iii) any transaction from which a director derived an improper personal benefit; (iv) acts or omissions that show a reckless disregard for the director’s duty to us or our stockholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to us or our stockholders; (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to us or our stockholders; and (vi) certain transactions or the approval of transactions in which a director has a material financial interest.

        Due to the current market price of our common stock, in conjunction with the fact that we are a relatively small company with a history of operating losses, the future trading market for our stock may not be active on a consistent basis, which may make it difficult for you to sell your Shares.

        The trading volume of our stock in the future will depend in part on our ability to increase our revenue and reduce or eliminate our operating losses, which should increase the attractiveness of our stock as an investment, thereby leading to a more liquid market for our stock on a consistent basis. If an active and liquid trading market does not exist for our common stock, you may have difficulty selling your Shares.

        Due to the concentration of holdings of our stock, two investors may be able to control matters requiring stockholder approval or could cause our stock price to decline through future sales because they beneficially own a large percentage of our common stock.

        There are 12,981,316 shares of our common stock outstanding as of April 30, 2006, of which Daniel B. O’Brien beneficially owns approximately 36.6% and Dr. Robert O’Brien beneficially owns approximately 14.4% (each of the aforementioned percentages includes stock options and warrants that are currently exercisable). As a result of their significant ownership, Mr. O’Brien and Dr. O’Brien may have the ability to exercise a controlling influence over our business and corporate actions requiring stockholder approval, including the election of our directors, a sale of substantially all of our assets, a merger between us and another entity or an amendment to our Articles of Incorporation. This concentration of ownership could delay, defer or prevent a change of control and could adversely affect the price investors might be willing to pay in the future for shares of our common stock.

        A significant percentage of the outstanding shares of our common stock, including the shares beneficially owned by Mr. O’Brien and Dr. O’Brien, can be sold in the public market from time to time, subject to limitations imposed by Federal securities laws. The market price of our common stock could decline as a result of sales of a large number of our presently outstanding shares of common stock by Mr. O’Brien and Dr. O’Brien or other stockholders in the public market or due to the perception that these sales could occur. This could also make it more difficult for us to raise funds through future offerings of our equity securities.

        There is a large number of shares that may be sold in the market as a result of this offering, which may cause the price of our common stock to decline.

        As of April 30, 2006, 12,981,316 shares of our common stock were outstanding. We are registering pursuant to this prospectus 1,854,000 shares of our common stock, 900,000 of which are already outstanding and 954,000 of which are issuable upon exercise of outstanding warrants. These shares of common stock, upon acquisition pursuant to the Registration Statement, unless held by “affiliates,” will be freely tradable without restriction or further registration under federal securities laws immediately following their sale pursuant to the Registration Statement. Sales of a substantial number of shares of our common stock in the public markets, or the perception that these sales may occur, could cause the market price of our common stock to decline and could materially impair our ability to raise capital through the sale of additional equity securities or to enter into strategic acquisitions with third parties.

        The application of the “penny stock” rules could adversely affect the market price of our common stock and increase your transaction costs to sell those shares.

        As long as the trading price of our common stock is below $5.00 per share, the open-market trading of our common stock will be subject to the “penny stock” rules. The penny stock rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1 million or annual income exceeding $200,000 or $300,000 together with their spouses). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser’s written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability or decrease the willingness of broker-dealers to sell our common stock, and may result in decreased liquidity of our common stock and increased transaction costs for sales and purchases of our common stock as compared to other securities.

        We will not receive any proceeds from this offering and, as a result, our book value will decline as a result of this offering.

        This prospectus is for the resale from time to time of shares of our common stock held by the selling stockholders. We will not receive any proceeds from the sale of shares by the selling stockholders. Pursuant to contractual requirements, we are paying all the expenses of registration for this resale offering. Accordingly, following effectiveness of this prospectus and the registration for resale, the book value of our common stock will be lower than it was previously.

USE OF PROCEEDS

        The selling stockholders will receive all of the net proceeds from the sale of our common stock offered by this prospectus. Accordingly, we will not receive any proceeds from the sale of the common stock. We will, however, receive proceeds from the exercise of warrants to purchase 954,000 shares held by the selling stockholders to the extent they are exercised. If all the warrants are exercised, we would receive approximately $4,300,000. We will use the proceeds from the exercise of these warrants, if any, for general corporate purposes.

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

        Our common stock began trading on the American Stock Exchange under the symbol “FSI” on November 19, 2002. Prior to that, our stock traded on the over-the-counter market and was quoted on the NASD Electronic Bulletin Board.

        The following is the range of high and low closing sales or bid prices for our common stock for the periods indicated:

		High	Low
Year Ended December 31, 2006	First Quarter	$3.65	$1.90
Year Ended December 31, 2005	First Quarter	$5.14	$3.52
	Second Quarter	4.89	3.70
	Third Quarter	5.09	3.80
	Fourth Quarter	4.05	2.70
Year Ended December 31, 2004	First Quarter	5.20	3.92
	Second Quarter	5.15	4.30
	Third Quarter	5.05	3.09
	Fourth Quarter	4.15	2.82

        Prices since November 19, 2002 represent high and low prices on the American Stock Exchange. Prices prior to November 19, 2002 represent inter-dealer quotations which do not include retail mark-ups, markdowns, or commissions, and do not necessarily represent actual transactions. As of December 31, 2005, we had 33 record holders of our common stock. Such shares are owned by an estimated 1,590 beneficial owners.

        On May 19, 2006, the closing sale price for our common stock was $2.80 per share.

        Our common stock also trades on the Frankfurt stock market under the symbol “FXT.”

DIVIDEND POLICY

        We have not paid any dividends on our common stock, and we do not anticipate that any dividends will be paid in the foreseeable future. Our Board intends to follow a policy of retaining earnings, if any, to finance our growth. The declaration and payment of dividends in the future will be determined by our Board in light of conditions then existing, including our earnings, financial condition, capital requirements and other factors.

SELLING STOCKHOLDERS

        All of the Shares being offered in this prospectus are being offered by the selling stockholders listed below. We have registered this offering because of registration rights we granted to the selling stockholders when we sold the Shares to them. The selling stockholders are not required to sell all or any of the Shares. The Shares consist of 900,000 Shares purchased by the selling stockholders in a private placement for $3,375,000 on April 13, 2005, together with 900,000 additional Shares issuable to the selling stockholders pursuant to warrants purchased by them contemporaneously with the purchase of the Shares and an additional 54,000 Shares issuable to a selling stockholder pursuant to a warrant, on the same terms and conditions, granted as compensation for services performed on our behalf in connection with the private transaction referred to herein. Subject to the ownership restrictions set forth below, the warrants are immediately exercisable at a price of $4.50 per share and have a four-year term. Under the terms of the warrants, the holders thereof may not exercise the warrants to the extent such exercise would cause any such holder, together with its affiliates, to have acquired a number of Shares that would exceed either 4.999% or 9.999% of our then outstanding common stock, including for purposes of such determination Shares issuable upon exercise of the warrants. The restriction that prevents such holders, together with its affiliates, from acquiring a number of Shares that would exceed 4.999% of our then outstanding common stock may be waived by the holder of the warrant as to itself upon not less than 61 days notice to us. Other than as disclosed herein, no selling stockholder has had any position, office or other material relationship with us during the past three years.

        The table below lists the selling stockholders and other information regarding the beneficial ownership of the common stock held by each of the selling stockholders. The column titled “Ownership Prior to Offering” lists, for each selling stockholder, the number of shares of common stock held by such stockholder including Shares issuable upon the exercise of warrants to such stockholder. The column titled “Shares Being Offered” lists the Shares of common stock (including shares issued or issuable upon exercise of warrants) being offered by this prospectus by each selling stockholder. The column titled “Ownership After Offering” assumes the sale of all of the Shares offered by each selling stockholder, although each selling stockholder may sell all, some or none of his or its Shares in this offering.

	Beneficial Ownership Prior to Offering (1)			Shares Being Offered (2)	Ownership After Offering
Name*	Shares	%		Shares	Shares	%
SF Capital Partners, Ltd. (3)	648,936	4.99%	(4)	800,000 (5)	--	--
Catalina Capital (6)	280,000	2.13%		280,000	--	--
HSBC Guyerzeller (7)	200,000	1.53%		200,000	--	--
Perritt Emerging Opportunities
Fund (8)	200,000	1.53%		200,000	--	--
Nite Capital, L.P. (9)	140,000	1.07%		140,000	--	--
Bluegrass Growth Fund, L.P. (10)	68,000	**		68,000	--	--
Bluegrass Growth Fund, Ltd. (11)	68,000	**		68,000	--	--
Capstone Investments (12)	54,000	**		54,000	--	--
Alexander Klinkman (13)	44,000	**		44,000	--	--
Total	1,702,936	13.12%	(14)	1,854,000	--	--

*	The percentage of ownership for each holder is calculated based on 12,981,316 Shares outstanding on April 30, 2006. Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act and generally includes Shares over which the holder has voting or investment power, subject to community property laws. All Shares obtainable upon conversion of securities or exercise of stock options or warrants (including those that are not currently exercisable but will become exercisable within 60 days hereafter) are treated as outstanding for determining the number of shares beneficially owned and for computing the percentage ownership of the person holding such options or warrants, but are not treated as outstanding for computing the percentage ownership of any other person.

Capstone Investments (“Capstone”) has represented to us that it is a registered broker/dealer. As such, Capstone may be deemed an “underwriter” of the shares of our common stock to be sold by Capstone pursuant to this prospectus.

None of the other selling stockholders are, or are affiliates of, registered broker-dealers; except that SF Capital Partners, Ltd. (“SF Capital”) may be deemed an affiliate of a registered broker-dealer. SF Capital has represented to us that it purchased the Shares in the ordinary course of business and, at the time of the purchase of the Shares, SF Capital had no agreements or understandings, directly or indirectly, with any person to distribute the Shares.

**	Less than 1%.

(1)	Includes Shares covered by this prospectus.

(2)	Assumes the completion of this offering and that the selling stockholders dispose of all of their Shares covered by this prospectus, that they do not dispose of any securities owned by them, but not covered by this prospectus, and that they do not acquire any additional securities.

(3)	Michael A. Roth and Brian J. Stark possess voting and dispositive power over all of the Shares held by SF Capital.

(4)	Includes 400,000 Shares purchased in a private placement on April 13, 2005 and 248,936 Shares issuable upon the exercise of warrants granted to SF Capital on April 13, 2005. SF Capital has warrants to purchase 400,000 Shares, but has contractually agreed to restrict exercise of the warrants such that the number of Shares issuable upon exercise of the warrants, together with all other Shares then-owned by SF Capital (but not including Shares underlying unexercised portions of the warrants) would not exceed 4.999% of the then-outstanding common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of Shares shown as beneficially owned by SF Capital prior to this offering is limited to 4.999% of the then-outstanding Shares. In the absence of ownership limitations, SF Capital would beneficially own 800,000 Shares or 5.98% of our then-outstanding common stock as determined in accordance with Section 13(d) of the Exchange Act.

(5)	Includes 400,000 Shares purchased is a private placement on April 13, 2005 and 400,000 Shares issuable upon the exercise of warrants granted to SF Capital on April 13, 2005.

(6)	Includes 140,000 Shares purchased in a private placement on April 13, 2005, and 140,000 Shares issuable upon the exercise of warrants granted on April 13, 2005. Mike Baum is the President of Catalina Capital (“Catalina”) and consequently has voting control and investment discretion over the Shares held by Catalina. Mr. Baum disclaims beneficial ownership of the Shares held by Catalina.

(7)	Includes 100,000 Shares purchased in a private placement on April 13, 2005, and 100,000 Shares issuable upon the exercise of warrants granted on April 13, 2005. David Garndo is the signing officer of HSBC Guyerzeller (“HSBC”) and consequently has voting control and investment discretion over the Shares held by HSBC. Mr. Garndo disclaims beneficial ownership of the Shares held by HSBC.

(8)	Includes 100,000 Shares purchased in a private placement on April 13, 2005, and 100,000 Shares issuable upon the exercise of warrants granted on April 13, 2005. Michael Corbett is the President of Perritt Emerging Opportunities Fund (“Perritt”) and consequently has voting control and investment discretion over the Shares held by Perritt. Mr. Corbett disclaims beneficial ownership of the Shares held by Perritt.

(9)	Includes 70,000 Shares purchased in a private placement on April 13, 2005, and 70,000 Shares issuable upon the exercise of warrants granted on April 13, 2005. Keith Goodman is the Manager of the General Partner of Nite Capital, L.P. (“Nite Capital”) and consequently has voting control and investment discretion over the Shares held by Nite Capital. Mr. Goodman disclaims beneficial ownership of the Shares held by Nite Capital.

(10)	Includes 34,000 Shares purchased in a private placement on April 13, 2005, and 34,000 Shares issuable upon the exercise of warrants granted on April 13, 2005. Brian Shatz is the Managing Member of Bluegrass Growth Fund Partners LLC (“Bluegrass LLC”), which manages Bluegrass Growth Fund, L.P. (“Bluegrass LP”), and consequently has voting control and investment discretion over the Shares held by Bluegrass LP. Both Bluegrass LLC and Mr. Shatz disclaim beneficial ownership of the Shares held by Bluegrass LP.

(11)	Includes 34,000 Shares purchased in a private placement on April 13, 2005, and 34,000 Shares issuable upon the exercise of warrants granted on April 13, 2005. Brian Shatz is the Managing Member of Bluegrass LLC, which manages Bluegrass Growth Fund, Ltd. (“Bluegrass Ltd.”), and consequently has voting control and investment discretion over the Shares held by Bluegrass Ltd. Both Bluegrass LLC and Mr. Shatz disclaim beneficial ownership of the Shares held by Bluegrass Ltd.

(12)	Includes 54,000 Shares issuable upon the exercise of warrants granted on April 13, 2005. Steve Capozza is the President of Capstone, and consequently has voting control and investment discretion over the Shares held by Capstone. Mr. Capozza disclaims beneficial ownership of the Shares held by Capstone. Capstone provided placement agent services on our behalf in connection with the equity financing pursuant to which we are obligated to file the registration statement of which this prospectus forms a part.

(13)	Includes 22,000 Shares purchased in a private placement on April 13, 2005, and 22,000 Shares issuable upon the exercise of warrants granted on April 13, 2005.

(14)	Pursuant to the terms of the warrants, the number of Shares shown as beneficially owned by each selling stockholder prior to this offering is limited to no greater than 4.999% per selling stockholder of the then-outstanding Shares. In the absence of ownership limitations, the selling stockholders would beneficially own, in the aggregate, 1,854,000 Shares or 14.28% of our then-outstanding common stock as determined in accordance with Section 13(d) of the Exchange Act.

PLAN OF DISTRIBUTION

        The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their Shares on any stock exchange, market or trading facility on which the Shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling Shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this Registration Statement is declared effective by the Securities and Exchange Commission;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such Shares at a stipulated price per Share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

        The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

        Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as an agent for the purchaser of Shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

        The selling stockholders may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell Shares from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

        Upon being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed by us, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of Shares involved, (iii) the price at which such Shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out in this prospectus, and (vi) other facts material to the transaction. In addition, being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 Shares, a supplement to this prospectus will be filed by us if then required in accordance with applicable securities laws.

        The selling stockholders may also transfer the Shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

        The selling stockholders and any broker-dealers or agents that are involved in selling the Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the applicable selling stockholder and/or the purchasers. Each selling stockholder has represented and warranted to us that it acquired the securities subject to this Registration Statement in the ordinary course of such selling stockholder’s business and, at the time of its purchase of such securities such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

        Capstone Investments (“Capstone”) has represented to us that it is a registered broker/dealer. As such, Capstone may be deemed an “underwriter” of the shares of our common stock to be sold by Capstone pursuant to this prospectus. In connection with the equity financing pursuant to which we are obligated to file the registration statement of which this prospectus forms a part, we paid Capstone $195,000 and issued to Capstone a warrant to purchase 54,000 shares of common stock at an exercise price of $4.50 per share as compensation for services performed on our behalf.

        We have advised each selling stockholder that it may not use Shares registered pursuant to this Registration Statement to cover short sales of Shares made prior to the date on which this Registration Statement shall have been declared effective by the Securities and Exchange Commission. If a selling stockholder uses this prospectus for any sale of the Shares, it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders will be responsible to comply with the applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder, including, without limitation, Regulation M, as applicable to such selling stockholders in connection with resales of their respective Shares under this Registration Statement.

        We are required to pay all fees and expenses incident to the registration of the Shares, but we will not receive any proceeds from the sale of the Shares except for, upon exercise, the exercise price of the warrants. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

BUSINESS

Overview

        Flexible Solutions International, Inc.

        We develop, manufacture and market specialty chemicals which slow down the evaporation of water. Our primary product, HEAT$AVR®, is marketed for use in swimming pools and spas where its use, by slowing the evaporation of water, allows the water to retain a higher temperature for a longer period of time and thereby reduces the energy required to maintain the desired temperature of the water in the pool. Another product, WATER$AVR®, is marketed for water conservation in irrigation canals, aquaculture, and reservoirs where its use slows down water loss due to evaporation. We also make and sell dispensers which automate the deployment of our chemical products.

        We were incorporated as Flexible Solutions, Ltd., a British Columbia corporation, on January 26, 1991. On May 12, 1998, we merged Flexible Ltd. with and into Flexible Solutions International, Inc., a Nevada corporation, and, in exchange for all of the outstanding shares of Flexible Ltd., we issued 7,000,000 shares of common stock, which represented all of our then-issued and then-outstanding shares, to the former shareholders of Flexible Ltd. Flexible Ltd. is now our wholly-owned subsidiary. At the time of our merger with Flexible Ltd., we had no other business and were incorporated solely in order to acquire Flexible Ltd. This merger facilitated the establishment of a public trading market for our common stock. Trading in our common stock commenced on October 12, 1999, through the OTC Bulletin Board under the trading symbol “FXSO”. Since November 2002, our common stock has traded on the American Stock Exchange under the trading symbol “FSI”.

Our Subsidiaries

        We are the parent holding company for Flexible Ltd., WaterSavr Global Solutions Inc., NanoChem Solutions Inc., Nano Detect Technologies Inc., and Seahorse Systems Inc..

        Flexible Solutions, Ltd.

        Flexible Solutions Ltd., a British Columbia corporation inter-provincially registered in Alberta, was organized to develop and market swimming pool chemical products designed to reduce heat loss. HEAT$AVR® and ECO$AVR® are Flexible Ltd.‘s principal products.

        WaterSavr Global Solutions Inc.

        In 2002, we established WaterSavr Global Solutions Inc. to concentrate on the marketing of our WATER$AVR® product. Since February 7, 2005, WaterSavr has been organized as a Nevada corporation. WATER$AVR® is a patented powder that, when deployed onto a water surface of any size, will significantly reduce evaporation.

        NanoChem Solutions Inc.

        On May 25, 2004, we formed NanoChem Solutions Inc. in order to acquire certain of the assets of Donlar Corporation, which owned a broad portfolio of environmentally friendly technologies and products. In June 2004, NanoChem purchased these assets from the bankruptcy estate of Donlar Corporation (“Donlar”) for $6.15 million. In exchange for the capital contribution necessary to purchase the Donlar assets, we were issued all of the outstanding shares of NanoChem, making it our wholly-owned subsidiary. The newly acquired assets include 52 U.S. and 139 International patents relating to environmental products and technologies, as well as a 56,780 sq. ft. manufacturing plant on 40 acres of property in an area outside of Chicago, Illinois. As part of the asset acquisition from Donlar, we also acquired leaseholds to corporate offices and a laboratory in Bedford Park, Illinois that are now occupied by NanoChem. The principal products that we acquired from Donlar via our wholly-owned subsidiary, NanoChem, consist of water-soluble chemicals utilizing thermal polyaspartate biopolymers (hereinafter referred to as “TPAs”), which are beta-proteins manufactured from the common biological amino acid, L-aspartic. TPAs can be formulated to prevent corrosion and scaling in water piping within the petroleum, chemical, utility and mining industries. TPAs are also used as proteins to enhance fertilizers in improving crop yields and as additives for household laundry detergents, consumer care products and pesticides.

        Nano Detect Technologies Inc.

        On January 7, 2005, we formed Nano Detect Technologies Inc. to engage in new product research based on our thin film spreading technology.

        Seahorse Systems Inc.

        On June 21, 2005, we formed Seahorse Systems Inc. in order to research alternative uses for our patented ECOSAVR(R)chemical dispensing device.

Our Products

        HEAT$AVR® and ECO$AVR™

        Our principal products consist of the HEAT$AVR® and ECO$AVR® branded chemical solutions. HEAT$AVR® is a chemical product for use in swimming pools and personal spas that forms a thin, transparent layer on the water’s surface that reduces water evaporation and heat loss. We market the HEAT$AVR® product as a cost-effective and convenient way to save on the cost of energy required to heat pools and spas. Our studies indicate that approximately 70% of the energy lost from a swimming pool occurs through water evaporation. By using our HEAT$AVR® product, we can minimize that heat loss and save our customers money on their pool and spa energy needs. For example, we have received reports from our commercial customers documenting energy savings of between $2,400 to $6,000 per year when using our HEAT$AVR® product.

        We completed the development of our HEAT$AVR® product and introduced it to the commercial marketplace in 1998, achieving initial sales of $84,252 that year. Since that time, we have expanded our marketing of the HEAT$AVR® product to include the residential marketplace. We found that by designing the HEAT$AVR® product to be “residential-friendly,” we could increase sales. As a result, we created a patented, fish-shaped dispensing unit for the HEAT$AVR® residential market and have designated the dispensing unit as the ECO$AVR®. Since that time, we have increased sales and market share on our HEAT$AVR® and ECO$AVR® products.

        Each ECO$AVR® dispenser is made of molded plastic in the form of a ten-inch long colorful ECO$AVR® fish that is filled with enough HEAT$AVR® solution to cover the surface of a 400 sq. ft. swimming pool for about one month. The ECO$AVR® is deployed by cutting off the dorsal fin and tossing the fish into the pool where it submerges to the bottom. Differential pressure causes the HEAT$AVR® solution inside the ECO$AVR® to escape into the water where it rises to the surface and forms a transparent layer on the water’s surface. Once the ECO$AVR® is empty, the dispenser is removed and replaced. We also make and sell automatic metering system dispensers for automatically dispensing HEAT$AVR® into a swimming pool or spa. These dispensers contain a reservoir holding a one-gallon supply of HEAT$AVR®. The unit is programmed to inject the appropriate amount of HEAT$AVR® product into the pool at the rate of one ounce per 400 sq. ft. of pool surface per day.

        The ECO$AVR® product has a suggested retail price of between $11.95 and $14.95 in the United States. HEAT$AVR® retails for between $200 and $300 per four gallon case in the United States. In outdoor swimming pools, our HEAT$AVR® product can provide savings on pool heating costs and provides convenience of use when compared to pool blankets. Pool blankets are plastic covers, which are cut to the size and shape of the surface of the pool or spa. They float on the surface and perform the same function as our HEAT$AVR® product: reducing energy cost by inhibiting water evaporation. Pool personnel often find it inconvenient to use conventional pool blankets because a pool blanket must be removed and stored prior to entering the pool and provides no energy savings when not on the pool. Conversely, our HEAT$AVR® product eliminates the necessity of installing, removing and storing the blanket and works 24 hours a day. We believe that the ease of use provided by HEAT$AVR® results in more consistent pool and spa usage. In addition, the use of HEAT$AVR® in an indoor pool results in even greater energy savings. Indoor pool locations use energy not only to heat the pool water, but also to air condition the pool environment. By slowing the transfer of heat and water vapor from the pool to the atmosphere of the pool enclosure, less energy is required to maintain a pool at the desired temperature and there is a reduced load on the air-conditioning system because less heat is transferred from the pool water to the surrounding air and less water vapor will have to be removed from the air to maintain the required comfort level.

        We market our HEAT$AVR® and ECO$AVR® products to both residential and commercial markets, consisting of individual homeowners with swimming pools and personal spas and commercial consumers consisting of operators of swimming pools and personal spas located in hotels, motels, schools, and municipal and private recreational facilities.

        Traditionally, we sold our HEAT$AVR® and ECO$AVR® products directly to a wholesale network. However, in February 2004, we reorganized the distribution of our HEAT$AVR® and ECO$AVR® products so that we now handle distribution of the products from our sales and marketing office in Richmond, British Columbia. By bringing our product distribution in-house, we believe we can fully integrate our manufacturing and distribution processes such that we can increase our revenue per unit by 100%. While we now maintain greater control over our distribution process, we also still maintain non-exclusive distributorships in Canada and the United States for the sale of bulk HEAT$AVR® (without the ECO$AVR® dispenser) and exclusive distributorships in Australia, Chile, Japan, Korea, Spain, South Africa, Switzerland and Great Britain. We support our distributors and seek additional market opportunities by annually attending the major pool industry trade shows in the United States. We also advertise in trade magazines, maintain a semi-annual newsletter that is sent to buyer associations, customers and potential customers, and maintain an internet presence containing information about our products.

        WATER$AVR®

        We introduced our WATER$AVR® product in June 2002. This product utilizes our core technology to reduce water evaporation. We market it as a water conservation product for use where water is standing or gently flowing and the need for water conservation can justify the cost of purchase and deployment of the product. We believe that our WATER$AVR® product may find a market for use in the following markets: reservoirs, potable water storage, aqueducts and canals, agricultural irrigation, flood water crops, lawn and turf care, potted and bedding plants, stock watering ponds, and mining.

        WATER$AVR® is sold in granulated form and can be provided in shaker containers holding ¾ lbs. or in 50 lbs. weatherproof bags. WATER$AVR® can be applied in various ways from hand dispersal to fully automated scheduled metering, and we also offer an automatic dispenser for WATER$AVR® to automate deployment of the product.

        In May 2004, the Metropolitan Water District of Southern California awarded us a $30,000 grant under that agency’s Innovation Supply Program for an evaporation control project to start in June 2004. In September and October 2004, we achieved positive results from our evaporation control testing conducted at Owens Lake, California. The evaporation control results were as follows:

•	Evaporation reduction for 2- and 3-day application cycles over September and October were 37% and 30%, respectively; and

•	Evaporation savings were as high as 54% and as low as 22% on individual days depending on environmental factors.

        We also ordered a simultaneous toxicity study to be performed by McGuire Environmental Consultants Inc. of Denver, Colorado to determine if any water quality change occurred as a result of the application of WATER$AVR® to a body of water. With respect to the environmental impact testing performed in Colorado, the results were as follows:

•	No effect on odor;

•	No effect on invertebrates;

•	No effect on vertebrates;

•	No anticipated effect on any current drinking water treatment processes; and

•	Biodegradability reconfirmed independently.

        We anticipate our initial market for WATER$AVR® will be in Spain, Australia and the United States. We have provided quantities of the product for testing in these countries and, if successful, we anticipate that substantial orders may be received. We also anticipate marketing WATER$AVR® to both developed and drought stricken countries to address water conservation concerns. In this regard, we are seeking to establish strategic relationships with companies in the water processing industry who have marketing and manufacturing operations in countries with water conservation concerns. We have two full-time employees and two other employees more than 50% assigned to establishing sales channels throughout the world for WATER$AVR®.

        WATER$AVR—BTI™

        Over the last three years, our continued research and development has resulted in a patent pending modification of the original WATER$AVR® that combines evaporation control with control of mosquito larvae. The result is our new WATER$AVR—BTI™ product. The BTI portion of the product is a recognized and approved, environmentally friendly method of killing mosquito larvae during the first, second and third stages of larvae development. Combined with our original WATER$AVR® product, WATER$AVR—BTI™ can be effectively and quickly spread across large and small water surfaces evenly and can be constrained to the water/air interface where larvae must go to obtain air.

        In November 2004, after announcing positive test results from independent trials conducted at Louisiana State University on the efficacy of the WATER$AVR—BTI™ product, we filed an application with the U.S. Environmental Protection Agency (“EPA”) to obtain product registration. Included in our application were the results of the field tests on the performance of WATER$AVR—BTI™, carried out by the Entomology Department at the Louisiana State University Agricultural Center. The results of the field testing at Louisiana State University were as follows: WATER$AVR—BTI™ has been shown to correspond to a reduction in the density of mosquito larvae present in a body of water. These field tests back up our internal laboratory tests, showing that the use of WATER$AVR—BTI™ resulted in a 100% kill rate of mosquito larvae in contact with the product.

        In November 2005, we received approval from the EPA for the registration of WATER$AVR—BTI™, which has now been approved by the EPA for commercial sale in the United States as of November 30, 2005. We will begin marketing the product commercially in fiscal 2006. While EPA approval applies only to registration of the product in the United States, we believe EPA approval may expedite product registration and approval processes in other parts of the world.

        Biopolymer Products (TPAs)

        Our subsidiary, NanoChem, produces TPAs used in industrial and consumer products. TPAs have a wide range of molecular weights. The ideal weight depends on the application, formulation and required performance characteristics in specific processes. This allows for customization of the products to correspond to particular product applications.

        TPAs for Oilfields. TPAs are used to reduce scale and corrosion in various “topside” water systems. They are chosen over traditional phosphate and other products when biodegradability is required by environmental regulation. In this regard, we create products that can be used by our NanoChem sales force to market to oil service company technicians on a oil well-by-oil well basis according to the specific water conditions involved.

        TPAs for the Agricultural Industry. TPAs have the ability to reduce fertilizer crystallization before, during and after application and can also prevent crystal formation between fertilizer and minerals present in the soil. Once crystallized, fertilizer and soil minerals are not bio-available to provide plant nourishment. As a result, in select conditions the use of TPAs either blended with fertilizer or applied directly to crops can increase yield values significantly beyond the cost of the TPA used. We conduct sales of these TPA-specific products by distribution through agricultural input companies, with a current emphasis on the Western United States. These proteins are designated for crop nutrient management programs and should not be confused with crop protection and pesticides or other agricultural chemical application. Depending on the application, these TPA products are marketed under a variety of brands including Amisorb, LYNX, MAGNET, AmGro and VOLT. Markets of significance include potatoes, sugar beets, cotton, tomatoes, almonds and other high value per acre crops.

        TPAs for Irrigation. The crystallization prevention ability of TPAs can also be useful in select irrigation conditions. By reducing calcium carbonate scale propagation, TPAs can prevent early plugging of drip irrigation ports and reduce maintenance costs and lengthen equipment lifetimes. These TPAs can replace and compete with acid type scale removers, but have the competitive advantages of a positive yield effect on the plant, as well as an easier deployment formulation with liquid fertilizers when used as part of a “fertigation” program. Our TPAs for drip irrigation scale prevention are at an early stage of commercialization and will be marketed and sold through the same channels as our TPAs for the agricultural industry.

        TPAs for Detergent. In detergents, TPAs are a biodegradable substitute for poly-acrylic acid. In select markets, the use of this substitute outweighs the added cost of TPAs, which has allowed for the continued growth of this TPA product line. However, to increase penetration of this market beyond specialty detergent manufacturers, we will have to find ways to decrease the cost of goods sold or wait for legislative intervention regarding biodegradability of detergent components. In the meantime, we are researching various methods of reducing production costs.

        TPAs for Personal Care Products. TPAs can also be used in shampoo and cosmetic products for increased hydration that improves the feel of the core product to consumers. It may also be used as an additive to toothpaste with the documented effect of reducing decay bacteria adhesion to tooth enamel and presumed reduction in total decay. We do not currently sell TPAs for personal care products into these markets.

Competition

        HEAT$AVR® and ECO$AVR™

        We are aware of only one other company that manufactures a chemical evaporation reduction product that competes with our HEAT$AVR® product. This other product has had limited sales to date and does not have the important convenience factor of our ECO$AVR® product. In addition to this existing competitor, our previous distributor, Sun Solar Energy Technologies Inc. (hereinafter referred to as “Sun Solar”), has recently begun selling a product called Turbo-Tropical Fish that directly competes with our ECO$AVR® product. This product, while having a higher price point and no sales history to date, must be taken seriously because of the expertise Sun Solar derived from working with us for six years as our exclusive North American distributor of ECO$AVR®, which relationship ended in February 2004. We also believe that Sun Solar is infringing our trademark rights by using the name “Turbo Tropical Fish” and we are actively litigating the issue.

        As mentioned above, HEAT$AVR® also competes against plastic pool blanket products. We compete against pool blankets on the basis of convenience of use of HEAT$AVR® versus the inconvenience of deploying and storing pool blankets. Pool owners and operators may also decide that evaporation control products are not needed for their pools.

        WATER$AVR®

        Aegis Chemical Industries Ltd. of India directly competes with our WATER$AVR® product. We believe our WATER$AVR® product is superior for the following reasons:

•	Easier Application. WATER$AVR® may be deployed directly to the water surface by hand or machine. Our competition requires premixing to dilute the product to usable strength, followed by extensive pumping.

•	Cost. In order to achieve comparable water savings levels, other products would cost more than the WATER$AVR®product.

        Water conservation is an important priority throughout the world, and numerous researchers in industry and academia are seeking to develop solutions that may compete with, or be superior to our products. Climate changes that relieve water shortage conditions or a technological breakthrough in water desalination could reduce the need for water conservation products.

        WATER$AVR—BTI™

        We are not aware of any direct competition to our WATER$AVR—BTI™ product; however, the business of pest control is very large and very well funded. There are a multitude of methods and materials that can be used for mosquito control and all of them are competition for our product. We believe that we will be able to compete by:

•	Providing an environmentally sensitive alternative;

•	Increasing effectiveness per unit cost; and

•	Reducing cost of application respective to similar products.

        Biopolymers (TPAs)

        Our TPA products have direct competition with Lanxess AG (recently spun out of Bayer AG), a German TPA manufacturer of similar quality operating pursuant to a different patented process from that used by NanoChem. NanoChem and Lanxess have cross-licensed each other’s processes and either company can use either process for the term of the patents involved. It is believed that Lanxess has approximately the same production capacity as NanoChem and it must be presumed that their cost of goods sold is competitive. We believe that we can compete effectively with Lanxess by offering excellent customer service in oilfield sales, superior distributor support in the agricultural marketplace and the advantage of flexibility because of the relative size of our company. In addition, we intend to continue to seek market niches that are not the primary targets of Lanxess, such that we can attempt to avoid confusion.

        Our TPA products face indirect competition from other chemicals in every market in which we are active. In irrigation scale control, acid washes can be utilized. In detergent, poly-acrylic acid is most often used due to price advantage. For crop enhancement, increased fertilizer levels or reduced concentrations can serve as a substitute for TPAs. Likewise, in oilfield scale prevention, phosphonates, phosphates and molibdonates provide the same effect. Notwithstanding the above, we believe our competitive advantages include:

•	Biodegradability compared to poly-acrylic acid for detergents;

•	Biodegradability compared to competing oil field chemicals;

•	Cost-effectiveness for crop enhancement compared to increased fertilizer use; and

•	Environmental considerations, ease of formulation and increased crop yield opportunities in irrigation scale control markets.

Manufacturing

        Our HEAT$AVR® and ECO$AVR® products and dispensers are made from chemicals, plastic and other materials and parts that are readily available from multiple suppliers. We have never experienced any shortage in the availability of raw materials and parts for our products and we do not have any long term supply contracts for any such items. We manufacture our products in an approximately 11,000 sq. ft. plant in Calgary, Alberta, Canada.

        Our WATER$AVR® products are manufactured under contract with Ondeo Nalco Company (“Ondeo”) under a five-year agreement effective as of April 2002, with a five-year extension available. We are not required to purchase any minimum quantity of such product.

        Our 56,780 sq. ft. manufacturing facility in Peru, Illinois presently satisfies our TPA needs for our NanoChem subsidiary. Precursor chemicals for TPA production are sourced from various manufacturers throughout the world and we believe they are available in sufficient quantities for any expected increase in sales. The precursor chemicals are, however, derived from crude oil and are subject to price fluctuations related to world oil prices.

Governmental Regulations

        HEAT$AVR® and ECO$AVR®

        Chemical products for use in swimming pools are covered by a variety of governmental regulations in the countries where we sell our products. These regulations cover such matters as packaging, labeling, and product safety. We believe our products are in compliance with such regulations.

        WATER$AVR®

        Our WATER$AVR® product is subject to additional regulation in most countries, particularly for agricultural and drinking water uses. As we continue to develop this product, and prior to its full-scale commercial roll-out, we will address these issues on a country-by-country basis. We do not anticipate that governmental regulations will be an impediment to marketing our WATER$AVR® product because the ingredients have historically been used in agriculture for many years for other purposes. Nevertheless, we will need to obtain approval to sell WATER$AVR® in the United States for agricultural users. To date, we have already applied for and received National Sanitation Foundation approval for drinking water in the United States.

        WATER$AVR—BTI™

        As a new pesticide formulation, WATER$AVR—BTI™ must be approved by the EPA and equivalent bodies in countries throughout the world where we will sell the product. An application for product approval was filed with the EPA in November 2004 and permission was granted November 30, 2005 to begin selling the product. Our subsidiary, WaterSavr, will proceed to apply for certification in any country where significant markets are identified and will begin marketing the product commercially in fiscal 2006.

        Biopolymer Products (TPAs)

        In the oil field and agricultural markets, NanoChem has applied for and received government approval in all areas of current use. As new markets are accessed, we will seek additional certification for such markets. We believe our NanoChem employees are experienced and skilled in the successful prosecution of these certifications.

        In the detergent market, there are currently no regulatory requirements for use of TPAs in detergent formulations. For personal care products such as shampoo and toothpaste, there are various regulatory bodies, including the National Sanitation Foundation and the United States Food and Drug Administration, that regulate TPA use. If we begin to market our TPA products to these industries, we will need to satisfy the regulatory approval requirements therefor.

Proprietary Rights

        Our success and ability to compete is dependent, in part, upon our proprietary technology. We rely on a combination of patent, copyright and trade secret laws and nondisclosure agreements to protect our proprietary technology. We currently hold 56 U.S. patents and 139 International patents, the duration of which range from 5 to 17 years. We also have three U.S. patent applications pending and have applied to extend these pending patents to certain other countries where we operate. There can be no assurance that our pending patent applications will be granted or that any issued patent will be upheld as valid or prevent the development of competitive products, which may be equivalent to or superior to our products. We have not received any claims alleging infringement of the intellectual property rights of others, but there can be no assurance that we may not be subject to such claims in the future.

Research and Development

        We have spent approximately $57,806 for the year ended December 31, 2005 and $58,552 for the year ended December 31, 2004, on research and development activities. This work relates primarily to the development of our water and energy conservation products, as well as new research in connection with our TPA products.

Employees

        As of May 23, 2006, we had 26 employees, including 24 full-time employees. None of our employees is represented by a labor union and we have experienced no work stoppages to date.

Property

        Our Chief Executive Officer provides use of space in his residence to conduct some of his administrative duties and we do not reimburse him for such use. We lease total space of 4,300 sq. ft. in Victoria, British Columbia for administration and sales and research at $4,684 per month. This lease is effective through June 2009. We lease an 11,000 sq. ft. building in Calgary, Alberta for $6,932 per month for manufacture of our swimming pool products. We recently renewed this lease through September 2009. We lease 1,900 sq. ft. in Richmond, British Columbia as additional space for sales and customer support at a cost of $2,128 per month. This lease is effective through January 2007. NanoChem leases 7,000 sq. ft. in Bedford Park, Illinois as offices and laboratories at a cost of $6,548 per month. This lease is effective through November 2006. NanoChem also owns 56,780 sq. ft. of factory and office space in Peru, Illinois.

LEGAL PROCEEDINGS

        On May 1, 2003, we filed a lawsuit in the Supreme Court of British Columbia, Canada, against John Wells and Equity Trust, S.A. seeking return of 100,000 shares of our common stock and repayment of a $25,000 loan, which were provided to defendants for investment banking services consisting of securing a $5 million loan and a $25 million stock offering. Such services were not performed and in the proceeding, we seek return of such shares after defendant’s failure to both return the shares voluntarily and repay the note. On May 7, 2003, we obtained an injunction freezing the transfer of the shares. On May 24, 2004, there was a hearing on defendant’s motion to set aside the injunction, which motion was denied by the trial court on May 29, 2004. On the date of issuance, the share transaction was recorded as shares issued for services at fair market value, a value of $0.80 per share. No amounts have been recorded as receivable in the Company’s consolidated financial statements as the outcome of this claim is not yet determinable.

        On November 13, 2003, an ex-employee, Patrick Grant, filed a lawsuit in the Circuit Court of Cook County, Illinois against us, WaterSavr, and our Chief Executive Officer, Daniel B. O’Brien. The plaintiff claims damages for breach of contract, tortious interference with an agreement and various wrongful discharge claims. Mr. Grant seeks monetary damages in excess of $1,020,000 for the breach of contract and tortious interference claims and unspecified compensatory and punitive damages in the wrongful discharge claims. The parties completed mandatory mediation ordered by the Circuit Court and will next appear in court for case management, at which time the court will set discovery deadlines. We consider the case to be without merit and are vigorously disputing the claims. In addition, we intend to file counterclaims against the plaintiff for failure to repay financial obligations owed to us of almost $40,000, as well as unspecified damages arising out of plaintiff’s disclosure of confidential information to a client during his employment at WaterSavr. No amounts have been recorded as receivable and no accrual has been made for any loss in our consolidated financial statements as the outcome of the claim filed by Mr. Grant is not yet determinable.

        On July 23, 2004, we filed a breach of contract suit in the Circuit Court of Cook County, Illinois against Tatko Biotech Inc. (“Tatko”). The action arises out of our joint product development agreement with Tatko in which we agreed to invest $10,000 toward the product development venture and granted to Tatko 100,000 shares of our restricted common stock. In return, Tatko granted us a five-year option to purchase 20% of Tatko’s outstanding capital stock. Tatko has since refused to collaborate on the agreement and we have sought declaratory relief stating that Tatko is not entitled to the 100,000 shares of our restricted common stock. The litigation is still pending at this time. In addition, Tatko filed its own suit on September 24, 2004 in the Circuit Court of Cook County, Illinois seeking declaratory relief of its entitlement to our restricted common stock. On May 23, 2005, the Tatko suit was dismissed with prejudice by the Circuit Court. No amounts have been recorded as receivable in our consolidated financial statements and no amount has been accrued as a loss as the outcome of the claim against Tatko is not determinable.

        On May 28, 2004, Sun Solar filed a lawsuit in the Federal Court of Canada, against us, Flexible Ltd., and our Chief Executive Officer, Daniel B. O’Brien. Sun Solar is seeking: (a) a declaration that the trademark “Tropical Fish” is available for use by Sun Solar; (b) injunctive relief against our further use of the “Tropical Fish” trademark; and (c) monetary damages exceeding $7,000,000 for the alleged infringement by us, Flexible Ltd. and Mr. O’Brien of the “Tropical Fish” trademark, as well as any other “confusingly similar trademarks” or proprietary trade dresses. On August 9, 2004, we, Flexible Ltd. and Mr. O’Brien filed our defense and a counterclaim against Sun Solar. The counterclaim seeks: (x) injunctive relief against further use of the “Tropical Fish” trademark by Sun Solar; (y) a declaration that we own the “Tropical Fish” trademark, or, in the alternative, the trademark is not distinctive and should be struck from the trademark registry; and (z) monetary damages exceeding $50,000. The parties have completed documentary discovery and examinations for discovery of all parties. No amounts have been recorded as receivable in our consolidated financial statements and no amounts have been accrued as potential losses as the outcome of this claim is not determinable.

        On January 12, 2005, we filed a lawsuit in the Court of the Queen’s Bench of Alberta, in which our subsidiary, Flexible Ltd., is inter-provincially registered. We are seeking indeterminate damages resulting from a breach of contract by Calgary Diecast Corporation (“CDC”). The contract at issue was never completed and our raw materials remain in the possession of CDC. On April 25, 2005, the court ordered a judgment in our favor in the amount of $47,495 and we intend to collect on this judgment using all available means.

MANAGEMENT’S DISCUSSION AND
ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion of our financial condition and results of operations in conjunction with the financial statements and the notes to those statements included elsewhere in this prospectus. This discussion may contain forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, such as those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

        Our operating activities are related primarily to manufacturing and marketing our swimming pool conservation products and manufacturing and marketing our biopolymer products. The following management’s discussion contains information about our financial condition in the periods between the three months ended March 31, 2006 and 2005, as well as between the years ended December 31, 2006 and 2005 and the years ended December 31, 2005 and 2004.

Critical Accounting Policies And Estimates

        The Securities and Exchange Commission (“SEC”) has recently issued Financial Reporting Release (“FRR”) No. 60, Cautionary Advice Regarding Disclosure About Critical Accounting Policies, suggesting companies provide additional disclosure and commentary on those accounting policies considered most critical. A critical accounting policy is one that is both important to the portrayal of our financial condition and results, and requires management’s most difficult, subjective or complex judgments. Typically, the circumstances that make these judgments difficult, subjective and/or complex have to do with the need to make estimates about the effect of matters that are inherently uncertain. We believe the accounting policies below represent our critical accounting policies as contemplated by FRR No. 60 (see Note 3 of the Notes to Consolidated Financial Statements for a detailed discussion on the application of these and other accounting policies):

        Allowances for Product Returns. We grant certain of our customers the right to return product which they are unable to sell. Upon sale, we evaluate the need to record a provision for product returns based on our historical experience, economic trends and changes in customer demand.

        Allowances for Doubtful Accounts Receivable. We evaluate our accounts receivable to determine if they will ultimately be collected. This evaluation includes significant judgments and estimates, including an analysis of receivables aging and a review of large accounts. If, for example, the financial condition of our customers deteriorates resulting in an impairment of their ability to pay or a pattern of late payment develops, allowances may be required.

        Provisions for Inventory Obsolescence. We may need to record a provision for estimated obsolescence and shrinkage of inventory. Our estimates would consider the cost of inventory, the estimated market value, the shelf life of the inventory and our historical experience. If there are changes to these estimates, provisions for inventory obsolescence may be necessary.

Results of Operations for the Three Months Ended March 31, 2006 and 2005

Segment Data

        Separate financial data for each of our operating segments is provided below. We evaluate the performance of our operating segments based on the following:

	Three Months Ended March 31,			% Change		% Change
Sales	2006	2005	2004	2006-2005		2005-2004
Energy Segment	$613,782	$430,895	$488,110	42%		(12%	)
Polymer Segment	$1,894,663	1,588,686	*	19%		*

Consolidated	$2,508,445	$2,019,581	$488,110	24%		314%
Gross Profit
Energy Segment	$468,569	$123,920	$121,010	278%	%	2%	)
Polymer Segment	$700,817	817,360	*	(14%	)	*

Consolidated	$1,169,386	$941,280	$121,010	24%		67%
SG&A
Energy Segment	$550,147	$410,562	$374,987	9%		34%
Polymer Segment	$537,933	479,250	*	12%		*

Consolidated	$1,088,080	$889,812	$374,987	137%		22%
Interest Income
Energy Segment	$945	$2,673	$3,116	(65%	)	(14%	)
Polymer Segment	$0	57	*	*		*

Consolidated	$945	$2,730	$3,116	(65%	)	(12%	)
Write-down of
Investments
Energy Segment	--	--	--	--		--
Polymer Segment	--	--	*	*		*

Consolidated	--	--	--	--		--

Net Income (Loss)	$209,329	$54,198	$(250,861)	(286%	)	(122%	)

* Polymer segment data is not available as indicated. Our polymer segment was formed after the acquisition of certain assets of the Donlar Corporation in June 2004.

        As reflected in the table set forth above, we operate in two segments: (a) development and marketing of two lines of energy and water conservation products, and (b) manufacture of biodegradable polymers and chemical additives used primarily within the petroleum, chemical, utility and mining industries. Our traditional operating activities related to the production and sale of our energy conversation product line. Upon acquiring the assets from Donlar Corporation (“Donlar”), we formed NanoChem, which was formed as our wholly-owned subsidiary in exchange for the capital contribution necessary to purchase the Donlar assets. The assets we acquired from Donlar include domestic and international patents and business processes relating to the production of TPAs and other environmental products and technologies, as well as a manufacturing plant. These assets are currently used by NanoChem for its revenue-producing activities.

Three Months Ended March 31, 2006 and 2005

        For the three months ended March 31, 2006, we experienced a net profit of $209,329, as compared to a net profit of $54,198 for the three months ended March 31, 2005. Increased brand recognition, increased sales of our residential swimming pool product, ECO$AVR®, and increased sales from our NanoChem division resulted in sales of $2,508,445 in the three months ended March 31, 2006, as compared to $2,019,581 in the three months ended March 31, 2005. Our Energy segment had sales of $613,782 for the three months ended March 31, 2006, as compared to $430,895 for the three months ended March 31, 2005. Our Polymer segment had sales of $1,894,663 for the three months ended March 31, 2006, as compared to sales of $1,588,686 for the three months ended March 31, 2005.

        Our management is satisfied with the effect of the acquisition of assets from Donlar, as the NanoChem division (which is comprised of the former Donlar assets) has contributed greatly to sales and cash flow and is starting to replace the capital expended to acquire the assets. In addition, opportunities to synergistically cross-sell all of our divisions’ products have already generated leads to new business and the swimming pool division has discovered ways to help NanoChem increase utilization of its Peru, Illinois factory, while decreasing our costs as a whole. We maintained expenditures in the areas of WATER$AVR® product sales and marketing costs and production equipment development costs. The major factors that contributed to our increased revenue were greater sales from our HEAT$AVR® and ECO$AVR® swimming pool division into new overseas markets and an increase in sales from our newly-formed NanoChem division. NanoChem sales are much less seasonal than those of our WATER$AVR® product and HEAT$AVR® and ECO$AVR® products divisions. As Nanochem sales increase, we anticipate that we will experience a reduction in the volatility of our sales over time.

        Gross profit margin represents sales less cost of sales and producing. The major categories of costs included in cost of sales and producing are cost of goods, distribution costs, and costs of our buying department. Distribution costs consist of all warehouse receiving and inspection costs, warehousing costs, all transportation costs associated with shipping goods from our facilities to our customers, and other costs of distribution. We do not exclude any portion of distribution costs from cost of sales. Our gross margins may not be comparable to those of other entities because some entities include all of the costs related to their overhead in cost of sales. However, we exclude a portion of cost of sales from gross profit and instead include such costs as a line item in operating expenses.

        Our operating expenses were $1,088,080 for the three months ended March 31, 2006, an increase of $198,268 over the three months ended March 31, 2005. We continued our sales and marketing efforts for our WATER$AVR® product line, with the objective of closing our first major sales as soon as possible. The largest increases in operating expenses were in the areas of wages ($276,400 for the three months ended March 31, 2006, as compared to $234,436 in the three months ended March 31, 2005), administrative salaries ($160,949 for the three months ended March 31, 2006, as compared to $38,005 in the three months ended March 31, 2005), research ($37,603 in the three months ended March 31, 2006, as compared to $15,508 in the three months ended March 31, 2005), and commissions ($57,225 in the three months ended March 31, 2006, as compared to $40,295 in the three months ended March 31, 2005). The increase in wages and administrative salaries are in part due to the application of SFAS 123 (R) that now requires companies to apply a fair value based measurement method to employee stock options. After applying SFAS 123(R) to employee granted stock options, the company recognized an additional $125,955 in expenses this quarter. These increases are also partially accounted for by the increase in sales and represent a permanent increase in operating costs related to the new level of sales. The increase in investor relations ($32,298 for the three months ended March 31, 2006, as compared to $24,318 in the three months ended March 31, 2005) and consulting ($87,801 for the three months ended March 31, 2006, as compared to $44,252 in the three months ended March 31, 2005) are a result of stock option expenses. Our decreases in advertising and promotion ($18,947 for the three months ended March 31, 2006, as compared to $31,271 in the three months ended March 31, 2005), travel ($18,753 for the three months ended March 31, 2006, as compared to $37,765 in the three months ended March 31, 2005) and office and miscellaneous ($23,920 for the three months ended March 31, 2006, as compared to $41,457 in the three months ended March 31, 2005) are the result of better cost-control in these areas instituted by management over the past year. The decrease in interest expense ($1,044 for the three months ended March 31, 2006, as compared to $37,674 in the three months ended March 31, 2005) is a direct result of the Company paying off the short-term loan used for the purchase of assets to create the NanoChem division. Our professional fees increased to $92,935 in the three months ended March 31, 2006, as compared to $60,843 in the three months ended March 31, 2005. This is the result of costs incurred in intellectual property prosecution and protection.

        Our Energy segment generated $550,147 in operating expenses in the three months ended March 31, 2006, an increase from $410,562 for the three months ended March 31, 2005. This 34 percent increase is attributable to our increases in commissions and professional fees as well as to application of SFAS 123(R). Our Polymer segment generated $537,933 in operating expenses in the three months ended March 31, 2006, an increase of $58,683. This 12% increase is attributable to the nineteen percent increase in sales as well as the application of SFAS 123(R).

        Our net profit for the three months ended March 31, 2006 was $209,329, an increase from our net profit of $54,198 in the three months ended March 31, 2005. The increase in net profit it attributable to increased sales in our swimming pool products division, as compared to the three months ended March 31, 2005, augmented by positive operating cash from our NanoChem division. Our Energy segment’s net profit for the three months ended March 31, 2006 was $46,446, an increase from our net loss of $283,969 in the three months ended March 31, 2005, which is attributable to our increased brand recognition and sales. Our Polymer segment’s net profit for the three months ended March 31, 2006 was $162,883, a decrease over the net profit of $338,167 for the three months ended March 31, 2005. This reduction in profits is attributable to higher cost of goods sold, a result of the rise in oil prices worldwide.

        Our profit per share was $0.02 for the three months ended March 31, 2006, as compared to $0.00 per share for the three months ended March 31, 2005.

Liquidity and Capital Resources for the Three Months Ended March 31, 2006 and 2005

        The following section discusses the effects of changes in our balance sheet and cash flow on our liquidity and capital resources. The following table summarizes our cash, cash equivalents and working capital that directly have an impact on our immediate and future cash needs and sources:

	March 31, 2006	December 31, 2005	Increase (Decrease)
Cash and cash equivalents	$518,334	$526,292	$(7,958)
Working capital	3,616,814	3,110,090	506,724

        We have cash on hand of $518,334 as of March 31, 2006, as compared to cash on hand of $526,292 at December 31, 2005. The overall decrease in cash and cash equivalents was primarily a result of cash used to introduce and market our WATER$AVR® product, which has not yet attained significant sales to maintain positive cash flow.

        As of March 31, 2006, we had working capital of $3,616,814, as compared to working capital of $3,101,090 on December 31, 2005. The increase in working capital is the result of increased sales and profits.

        We expect that cash provided by operating activities may fluctuate in future periods as a result of a number of factors, including the fluctuations in our operating results, shipments, accounts receivable collections, and inventory management. As our sales continue to build, our accounts receivable will increase and our overall inventory levels will also increase.

        Because we repaid the short-term loan due in June 2005 (incurred in connection with our purchase of the Donlar assets, used to create the NanoChem division), we have no other commitments or guarantees in the next 12 months that will materially affect our cash position or needs. We believe we have sufficient capital to support our business and operations for at least the next 12 months. We anticipate utilizing approximately $500,000 in the next twelve months attempting to close sales in California, Spain and Australia and to extend certain core U.S. patents to select other countries. Approximately 80% of such expenditures are related to expanding sales for our WATER$AVR® product.

        There can be no assurance that any of the expenditures will result in additional sales revenues. In the event that our capital resources are not sufficient for the continued expansion of the Company, new capital will be needed or marketing expenses will have to be curtailed until capital is available. There is no guarantee that capital will be available on terms acceptable to the Company or at all. We have no investment banking agreements in place at this time.

Subsequent Events

        On April 19, 2006, Flexible Solutions Ltd. renewed its lease for the Calgary factory for an additional three years, through September 30, 2009.

Results of Operations for the Year Ended December 31, 2005 and 2004

Segment Data

        Separate financial data for each of our operating segments is provided below:

	December 31,
	2005	2004	2003	% Change 2005-2004		% Change 2004-2003
Sales
Energy Segment	$1,053,507	$1,015,018	$2,321,120	4%		(56%	)
Polymer Segment	5,655,887	2,377,919	--*	138%		--*

Consolidated	6,709,394	3,392,937	2,321,120	98%
Gross Profit Margin
Energy Segment	473,475	502,121	958,056	(6%	)	(48%	)
Polymer Segment	2,250,338	1,559,741	--*	46%	%	--*

Consolidated	2,723,813	2,061,862	958,056	32%
SG&A
Energy Segment	2,166,472	2,029,340	1,664,146	7%		122%
Polymer Segment	1,738,745	1,291,825	--*	35%		--*

Consolidated	3,905,217	3,321,165	1,664,146	18%
Interest Income
Energy Segment	4,550	34,258	203,310	(87%	)	(83%	)
Polymer Segment	103	--	--*	--		--*

Consolidated	4,653	34,258	203,310
Write-down of Investments
Energy Segment	--	32,500	--	--		--
Polymer Segment	--	--	--*	--*		--*

Consolidated	--	32,500	--	--		--

Net Income (Loss)	$(1,176,751)	$(1,257,545)	$(476,888)	(6%	)	264%

* Polymer segment data is not available as indicated. Our Polymer segment was formed after the acquisition of certain assets of Donlar in June 2004.

Years Ended December 31, 2005 and 2004

        Sales for the year ended December 31, 2005 were $6,709,394 compared to $3,392,937 for the 2004 period, an increase of $3,316,457, or 98%. The sales increase was primarily the result of the revenue provided by NanoChem, our new subsidiary formed from the assets acquired from the Donlar bankruptcy estate.

        Our Energy segment had sales of $1,053,507 for the year ended December 31, 2005, as compared to $1,015,018 for the year ended December 31, 2004, an increase of 4%. This slight increase is primarily the result of substantial “Tropical Fish” product still in the market, which product is being sold by our discontinued distributor, and our brand building efforts in connection with our ECO$AVR® product line. We expect revenue in this segment to increase more in fiscal 2006 as brand recognition of our ECO$AVR® product line continues to grow and our marketing efforts of the WATER$AVR® product line begin to produce increased sales. Our Polymer segment achieved sales of $5,655,887 for the year ended December 31, 2005, as compared to $2,377,919 for the year ended December 31, 2004. This increase is attributable to a full year of operation combined with increased sales on a quarter by quarter basis.

        We experienced a loss of $1,176,751, or $0.09 per share, as compared to a loss of $1,257,545, or $0.11 per share in fiscal 2004. The three largest contributors to the loss were:

•	The brand building, marketing and extra staffing costs to market and develop the ECO$AVR® product line incurred throughout the year that were not reflected in sales because dealers that had been sold product by our discontinued distributor still had substantial “Tropical Fish” product. We believe that very little old product is on the shelves and that costs and revenue for ECO$AVR® will be better balanced in fiscal 2006.

•	All divisions maintained or increased sales and marketing costs in the fourth quarter in order to increase the probability of sales increases in all of fiscal 2006. We considered the extra costs necessary to position us for growth.

•	Litigation costs became significant in fiscal 2005 compared to fiscal 2004 as a result of the need to protect our assets from potential litigation or unwarranted claims. The costs are manageable, but we will make every effort to reduce these costs going forward without adversely affecting shareholder value.

        Our overall gross profit margin on product sales decreased to 40.6% in the year ended December 31, 2005, a decrease from 60.8% in the year ended December 31, 2004. This decrease in gross margin was primarily due to the increased costs of all raw materials tied to the high price of oil. Our Polymer segment, which achieved a gross profit margin of 65.6% in fiscal 2004, experienced a substantial rise in cost of goods sold, reducing the gross margin to 39.8% in fiscal 2005. Our Energy segment achieved a gross profit margin of 44.9%, which is a slight decrease of 4.6% over the year ended December 31, 2004.

        Gross profit margin represents sales less cost of sales and producing. The major categories of costs included in cost of sales and producing are cost of goods, distribution costs and costs of our buying department. Distribution costs consist of all warehouse receiving and inspection costs, warehousing costs, all transportation costs associated with shipping goods from our facilities to our customers and other costs of distribution. We do not exclude any portion of distribution costs from cost of sales. Our gross margins may not be comparable to those of other entities because some entities include all of the costs related to their overhead in cost of sales. However, we exclude a portion of cost of sales from gross profit and instead include such costs as a line item in operating expenses (such as depreciation).

        We incurred operating expenses in the year ended December 31, 2005 of $3,905,217, as compared to $3,321,165 in the year ended December 31, 2004. In fiscal 2005, we increased sales and marketing costs in connection with our WATER$AVR® product, which was reflected in increased wages, office, rent, telecommunications and travel expenses. We incurred higher professional fees in the year ended December 31, 2005 primarily due to increased legal and accounting expenses and specific consultants directed at integrating the functions and sales of NanoChem as quickly as possible. Depreciation expense was $685,768 for the year ended December 31, 2005, as compared to $388,071 for the year ended December 31, 2004, reflecting depreciation for additional property and equipment added in fiscal 2004.

        There was no income tax provision for the year ended December 31, 2005, as we had no taxable income. Our Energy segment had interest income of $4,550 for the year ended December 31, 2005, as compared to $34,258 for the year ended December 31, 2004, as we used capital to purchase assets and develop our business. We experienced a net loss of $1,176,751 for the year ended December 31, 2005, as compared to a loss of $1,257,545 for the year ended December 31, 2004.

        With the addition of the Donlar assets, we became a much larger company with commensurate increases in most expense segments. However, we were able to reduce certain expenses, such as consulting ($156,652 for the year ended December 31, 2005, as compared to $166,099 for the year ended December 31, 2004) and telecommunications ($40,458 for the year ended December 31, 2005, as compared to $41,895 for the year ended December 31, 2004, despite adding three new locations), as a result of more careful cost control in our WaterSavr subsidiary. The large increase in investor relations ($558,013 versus $215,670) has to do with the stock options that vested in relation to the capital raisings that closed on April 14, 2005 and June 8, 2005. This resulted in non-cash transactions of $422,500 and without this, we would have seen a large decrease in this expense.

Years Ended December 31, 2004 and 2003

        Sales for the year ended December 31, 2004 were $3,392,937, as compared to $2,321,120 for the comparable 2003 period, an increase of $1,071,817, or 46%. The sales increase was primarily the result of the revenue provided by our new subsidiary, NanoChem.

        Our Energy segment had sales of $1,015,018 for the year ended December 31, 2004, as compared to $2,321,120 for the year ended December 31, 2003, a decrease of 56%. This decrease is primarily the result of substantial “Tropical Fish” product still in the market, which product is being sold by our discontinued distributor, and our brand building efforts in connection with our ECO$AVR® product line. We expect revenue in this segment to increase in fiscal 2005 as brand recognition of our ECO$AVR® product line continues to grow and our marketing efforts of the WATER$AVR® product line begin to produce increased sales. Our Polymer segment achieved sales of $2,377,919 for the year ended December 31, 2004. There is no comparable data from the Polymer segment for the year ended December 31, 2003 because our Polymer segment was formed after the acquisition of certain assets of Donlar in June 2004.

        We experienced a loss of $1,257,545, or $0.11 per share, as compared to a loss of $476,888 in fiscal 2003. The three largest contributors to the loss were:

•	The brand building, marketing and extra staffing costs in ECO$AVR® sales incurred throughout the year that were not reflected in sales because dealers that had been sold product by our discontinued distributor still had substantial “Tropical Fish”product.

•	All divisions maintained or increased sales and marketing costs in the fourth quarter in order to increase the probability of sales increases in all of fiscal 2005.

•	Litigation costs became significant in fiscal 2004 compared to fiscal 2003 as a result of the need to protect our assets from suit.

        Our overall gross profit margin on product sales increased to 60.8% in the year ended December 31, 2004, an increase from 41.3% in the year ended December 31, 2003. This increase in gross margin was primarily due to the addition of our Polymer segment, which achieved a gross profit margin of 65.6%. Our Energy segment achieved a gross profit margin of 49.5%, which is an increase of 8.2% over the year ended December 31, 2003.

        Gross profit margin represents sales less cost of sales and producing. The major categories of costs included in cost of sales and producing are cost of goods, distribution costs and costs of our buying department. Distribution costs consist of all warehouse receiving and inspection costs, warehousing costs, all transportation costs associated with shipping goods from our facilities to our customers and other costs of distribution. We do not exclude any portion of distribution costs from cost of sales. Our gross margins may not be comparable to those of other entities because some entities include all of the costs related to their overhead in cost of sales. However, we exclude a portion of cost of sales from gross profit and instead include such costs as a line item in operating expenses (such as depreciation).

        We incurred operating expenses in the year ended December 31, 2004 of $3,321,165, as compared to $1,664,146 in the year ended December 31, 2003. In fiscal 2004, we also increased sales and marketing costs in connection with our WATER$AVR® product, which was reflected in increased wages, office, rent, telecommunications and travel expenses. We incurred higher professional fees in the year ended December 31, 2004 primarily due to increased legal and accounting expenses and specific consultants directed at integrating the functions and sales of NanoChem as quickly as possible. Depreciation expense was $388,071 for the year ended December 31, 2004, as compared to $37,712 for the year ended December 31, 2003, reflecting depreciation for additional property and equipment added in fiscal 2004.

        There was no income tax provision for the year ended December 31, 2004, as no tax installment payments were made during the year while we recorded an income tax benefit of $25,892 for the year ended December 31, 2003. Our Energy segment had interest income of $34,258 for the year ended December 31, 2004, as compared to $203,310 for the year ended December 31, 2003, as we used capital to purchase assets and develop our business. We experienced a net loss of $1,257,545 for the year ended December 31, 2004, as compared to a loss of $476,888 for the year ended December 31, 2003.

        With the addition of the Donlar assets, we became a much larger company with commensurate increases in most expense segments. However, we were able to reduce certain expenses, such as travel ($132,632 for the year ended December 31, 2004, as compared to $150,116 for the year ended December 31, 2003) and telecommunications ($41,895 for the year ended December 31, 2004, as compared to $41,445 for the year ended December 31, 2003, despite adding three new locations), as a result of more careful cost control in our WaterSavr subsidiary.

Liquidity and Capital Resources for the Years Ended December 31, 2005 and 2004

        The following section discusses the effects of changes in our balance sheet and cash flow on our liquidity and capital resources. The following table summarizes our cash, cash equivalents and working capital that directly have an impact on our immediate and future cash needs and sources:

	2005	2004	Increase (Decrease)
Cash and cash equivalents	$526,292	$558,795	$(32,503)
Short-term investments	--	559,440	(559,440)
Working capital	3,110,090	(101,121)	3,211,211
Short-term loan	--	3,150,000	(3,150,000)

        The overall decrease in short-term investments and cash and cash equivalents was primarily a result of the cash used to purchase the assets comprising our NanoChem division. Cash was also used to market our WATER$AVR® product line, which has not yet attained significant sales to maintain positive cash flow. The increase in working capital is primarily due to paying off the short-term loan that was used to purchase the assets of the above mentioned NanoChem division.

        Historically, prior to fiscal 2004, our operations have been cash flow positive after considering the positive adjustments to net income resulting from stock-based compensation expense and depreciation. In the year ended December 31, 2005, our operations generated a slightly positive cash flow as we continued to acquire a large amount of inventory. In the year ended December 31, 2004, our operations generated negative cash flow as we acquired a large amount of inventory and we financed the purchase of our NanoChem division through the redemption of short-term investments. In order to build our business, develop and research our products and sustain our start-up operations, we have relied mainly on external equity financing.

        We expect that cash provided by operating activities may fluctuate in future periods as a result of a number of factors, including the fluctuations in our operating results, shipments, accounts receivable collections and inventory management. As our sales continue to build, our accounts receivable will increase and our overall inventory levels will also increase.

        We have no commitments or guarantees in the next 12 months that will materially affect our cash position or needs and we believe we have sufficient capital to support our business and operations for at least the next 12 months. We anticipate utilizing approximately $300,000 in the next twelve months attempting to close sales in California, Spain and Australia, and to extend certain core US patents to select other countries. Approximately 80% of such expenditures are related to our WATER$AVR® product line.

        There can be no assurance that any of the expenditures will result in additional sales revenues. In the event that our capital resources are not sufficient for our continued expansion, new capital will be needed or marketing expenses will have to be curtailed until capital is available. There is no guarantee that capital will be available on terms acceptable to us or at all. We have no investment banking agreements in place at this time.

Restated Financial Statements

        Stock-based Compensation Expense

        The financial statements for the periods ended September 30, 2002 through June 30, 2005 have been restated to correct stock-based compensation expense. In October 2005, while completing a registration statement for securities issued in the second quarter of 2005, we determined that certain disclosures made in connection with our stock-based compensation expense required adjustment.

        In September 2002, we entered into a distribution agreement with Ondeo Nalco Company (“Ondeo”) whereby Ondeo agreed to serve as the exclusive distributor of our WATER$AVR® products for so long as Ondeo maintained a certain threshold sales level as defined in the agreement. As consideration for signing the agreement, Ondeo was granted an option to purchase 2,000,000 shares of our common stock. Half of the option for one million shares was exercisable immediately at an exercise price of $4.25 for each common share. The remaining half of the option for 1,000,000 shares was exercisable after certain threshold sales targets were achieved at a price of $5.50 for each common share.

        In determining the stock-based compensation expense for the nine months ended September 30, 2002, we expensed the entire fair value of the stock option believing that the option fully vested upon the signing of the agreement. In our October 2005 review, however, we determined that: (i) first, as stated above, half of the option to purchase 1,000,000 shares of common stock did not vest and was not exercisable until the threshold sales target had been met, which would not be until five years after the signing of the distribution agreement; and (ii) second, we did not consider Emerging Issues Task Force (“EITF”) No. 96-18, Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services; EITF No. 00-18, Accounting Recognition for Certain Transactions involving Equity Instruments Granted to Other Than Employees; and EITF No. 01-9, Accounting for Consideration Given by a Vendor to a Customer.

        During the three months ended March 31, 2003, Ondeo achieved the first threshold sales target, and accordingly, we should have recorded a corresponding stock-based compensation expense of $54,080. However, since the entire stock-based compensation expense had been recorded in the financial statements for the quarter ended September 30, 2002 and in the year ended December 31, 2002, we did not record any additional stock-based compensation expense as a result of the attained first threshold level.

        In the fourth quarter of the year ended December 31, 2003, we determined that Ondeo was not going to attain the minimum sales targets stipulated in the agreement. Consequently, the agreement and corresponding stock option was cancelled. We accounted for the cancellation of the stock option in accordance with Statement of Financial Accounting Standard No. 123, Accounting for Stock-based Compensation and reversed $2,480,200 of the stock-based compensation expense previously recorded in fiscal 2002. Had we accounted for the cancellation of the stock option correctly, we would have reversed the amended stock-based compensation expense of $54,080 that was recorded in the first quarter ended March 31, 2003.

        In light of the above, the net effect of the adjustments to our financial statements is as follows:

1.	$2,704,000 in stock-based compensation expense recorded in September 2002 has been reversed;

2.	$54,080 in stock-based compensation expense has been recorded in the quarter ended March 31, 2003, as Ondeo met the first sales threshold under the agreement;

3.	$54,080 in stock-based compensation expense has been reversed in the year ended December 31, 2003, as Ondeo failed to meet subsequent sales thresholds under the agreement, resulting in the cancellation of the stock option;

4.	As stated above, we previously recorded a stock-based compensation expense of $2,704,000 in December 2002. As a result of canceling the stock option, we previously recorded a recovery of $2,480,000 of stock-based compensation expense at December 31, 2003. This $2,480,000 recovery has been reversed, in conjunction with the reversal of $2,704,000 in stock-based compensation expense originally recorded; and

5.	For the periods ended March 31, 2004 to June 30, 2005, the net effect of these adjustments is to decrease capital in excess of par value by $223,800 and increase retained earnings by $223,800.

        Inventory

        On January 24, 2006, in the course of generating the audited financial statements for the quarter and year ended December 31, 2005, we discovered a material inventory error in the financial statements filed as part of our Form 10-QSB for the quarter ended September 30, 2005. In conducting the inventory count at our NanoChem facility for the quarter ended September 30, 2005, we overstated our inventory by $183,398. This clerical error led to our decision to restate our financial statements for the three months ended September 30, 2005. Accordingly, our previously issued financial statements covering the quarter ended September 30, 2005 should no longer be relied upon.

        On January 25, 2006, management discussed the conclusion described above with our audit committee of the board of directors (“Audit Committee”) and Cinnamon Jang Willoughby & Company (“CJW”), our independent registered public accounting firm. CJW informed the Audit Committee that it concurs with management’s conclusion described above. As a result, we filed amended consolidated financial statements for the quarter ended September 30, 2005 on February 1, 2006.

        The amended financial statements reflect adjustments to the financial statements as follows:

1.	Our inventory as of September 30, 2005 has been reduced by $183,398;

2.	Our net loss for the quarter ended September 30, 2005 has been increased by $183,398;

3.	Our loss per share for the quarter ended September 30, 2005 has been increased to $0.03;

4.	Our net loss for the nine months ended September 30, 2005 has been increased by $183,398;

5.	Our net loss per share for the three and nine months ended September 30, 2005 has been increased to $0.06; and

6.	Our net loss for the three and nine months ended September 30, 2005 has been increased by $183,398.

        We are presently unaware of any evidence that the restatements described above are due to any material noncompliance by us, as a result of misconduct, with any financial reporting requirement under the federal securities laws. Our Audit Committee is working with management and CJW to assure that we are taking the appropriate approach to resolving the issues related to the restatements, as well as any further issues that may be identified during the course of its review.

MANAGEMENT

Directors and Executive Officers

        The following table sets forth our directors and officers and their respective ages and positions:

Name	Age	Position
Daniel B. O’Brien	49	President, Director
John H. Bientjes	52	Director
Dr. Robert N. O’Brien	84	Director
Dale Friend	49	Director
Eric Hodges	57	Director

        Daniel B. O’Brien has served as the President and Chief Executive Officer, as well as a director, of our company since June 1998. He has been involved in the swimming pool industry since 1990, when he founded our subsidiary, Flexible Ltd., which was purchased by us in 1998. From 1990 to 1998, Mr. O’Brien was also a teacher at Brentwood College where he was in charge of outdoor education.

        John H. Bientjes has been a member of our board of directors since February 2000. Since 1984, Mr. Bientjes has served as the manager of the Commercial Aquatic Supplies Division of D.B. Perks & Associates, Ltd., located in Vancouver, British Columbia, a company that markets supplies and equipment to commercial swimming pools which are primarily owned by municipalities. Mr. Bientjes graduated in 1976 from Simon Fraser University in Vancouver, British Columbia with a Bachelor of Arts Degree in Economics and Commerce.

        Dr. Robert N. O’Brien has been a member of our board of directors since June 1998. Dr. O’Brien was a Professor of Chemistry at the University of Victoria from 1968 until 1986 at which time he was given the designation of Professor Emeritus. He held various academic positions since 1957 at the University of Alberta, the University of California at Berkley, and the University of Victoria. While teaching, Dr. O’Brien acted as a consultant and served on the British Columbia Research Council from 1968 to 1990. In 1987, Dr. O’Brien founded the Vancouver Island Advanced Technology and Research Association. Dr. O’Brien received his Bachelor of Applied Science in Chemical Engineering from the University of British Columbia in 1951; his Masters of Applied Science in Metallurgical Engineering from the University of British Columbia in 1952; his Ph.D. in Metallurgy from the University of Manchester in 1955; and was a Post Doctoral Fellow in Pure Chemistry at the University of Ottawa from 1955 through 1957. Dr. Robert N. O’Brien and Daniel B. O’Brien are father and son.

        Dale Friend was elected a director in December 2002. Ms. Friend has served as the company comptroller for a Lock and Security firm in Vancouver since August 2004. She was a Senior Trust Analyst for Alderwoods Group, a company engaged in funeral and mortuary services, from August 2002 to February 2003. She also served as an Advanced Accountant for such firm from 1999 to August 2002. From 1979 to 1998, Ms. Friend was with Telus in various accounting, auditing and financial planning positions.

        Eric Hodges was elected a director in September 2004. Mr. Hodges is an accountant from Victoria who has over three decades of experience. He received his financial education from the University of Washington in Seattle where he played for the Huskies football program. Mr. Hodges continued playing football after college, with a successful, multiyear professional career with the British Columbia Lions of the Canadian Football League. In the past five years, Mr. Hodges has owned and operated Eric G. Hodges & Associates, a Victoria-based accounting firm with both Canadian and U.S. clientele. Eric is extremely familiar with both Canadian and United States generally accepted accounting principles (“GAAP”), since he has clients in both countries. Furthermore, his wide range of experience with small and quickly growing companies is an asset to our board of directors.

        Directors are elected annually and hold office until the next annual meeting of our stockholders and until their successors are elected and qualified. We reimburse directors for any expenses incurred in attending board of directors meetings. We also compensate directors $1,000 annually and grant the three independent directors an option to purchase 5,000 common shares each year that they serve. There have been no material changes to the procedures by which security holders may recommend nominees to our board of directors. All executive offices are chosen by the board of directors and serve at the board’s discretion.

Audit Committee

        Our Audit Committee, consisting of John Bientjes, Dale Friend and Eric Hodges, all of whom are independent directors and have strong financial backgrounds, facilitates and maintains open communications among our board of directors, our Audit Committee, senior management and our independent auditors. Our Audit Committee also serves as an independent and objective party to monitor our financial reporting process and internal control system. In addition, our Audit Committee reviews and appraises the efforts of our independent auditors. Our Audit Committee meets periodically with management and our independent auditors. The Audit Committee held four meetings in fiscal 2005 and all members participated. Our board of directors has determined that Mr. Bientjes meets the SEC’s definition of audit committee financial expert. Each of the members of the Audit Committee are “independent,” as such term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth certain information about the compensation paid or accrued to the person who was our Chief Executive Officer (the “named executive officer”) during the year ended December 31, 2005.

	Annual Compensation				Long-Term Compensation
					Awards		Payouts
	Year	Salary	Bonus	Other Annual Compensation	Restricted Stock Awards	Securities Underlying Options/SARs	LTIP Payouts	All Other Compensation
		($)	($)	($)	($)	(#)	($)	($)
Daniel B. O’Brien	2005	98,914	--	--	--	--	--	--
President, Chief	2004	40,000	--	--	--	20,000	--	--
Executive Officer	2003	40,000	--	--	--	50,000	--	--

Option/SAR Grants in Last Fiscal Year
(Individual Grants)

        The following table provides certain information about the stock options granted to the named executive officer in the year ended December 31, 2004. There were no stock options granted to the named executive officer in the year ended December 31, 2005.

Name	No. of Securities Underlying Options/SARs Granted (#)	Percent of Total Options/SARS Granted to Employees in Fiscal Year	Exercise or Base Price ($/share)	Expiration Date
Daniel B. O’Brien	50,000 shares	15.3%	$3.00	December 31, 2009

Aggregated Option/SAR Exercises in Last Fiscal Year
and Fiscal Year-End Option/SAR Values

        The following table sets forth certain information about stock options exercised in fiscal 2005 and the value of unexercised stock options held as of December 31, 2005 by the named executive officer.

			Number of Securities Underlying Unexercised Options/SARs at FY-End (#)		Value of Unexercised In-the-Money Options/SARs at FY-End ($)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Daniel B. O'Brien	100,000	$140,000	120,000	0	$434,500	0

Director Compensation

        We have agreed to issue to our non-employee directors options to purchase 5,000 shares of our common stock annually for serving as a director. However, Dr. Robert N. O’Brien will not receive director options in any year in which he receives options for other services. We currently pay Dr. O’Brien additional options for assisting in research and development and patent prosecution. The amount of such options are determined annually by the board of directors with Dr. O’Brien abstaining from the vote on such matter. No options were granted in fiscal 2005. In fiscal 2004, Dr. O’Brien received the following options for such services and he did not receive director options:

Option Price	No. of Options	Expiration Date
$3.00	25,000	December 31, 2009

        Our outside directors received the following options in 2004:

Name	Option Price	No. of Options	Expiration Date
John H. Bientjes	$3.00	5,000	December 31, 2009
Dale Friend	$3.00	5,000	December 31, 2009
Eric Hodges	$3.00	5,000	December 31, 2009

Employment Contracts and Change in Control Arrangements

        We have not entered into any employment agreements or change in control agreements with the named executive officer.

Indemnification

        Our Articles of Incorporation allow us to indemnify our officers and directors to the maximum extent allowed under the laws of the State of Nevada. This includes indemnification for liabilities which could arise under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Our director, Dr. Robert N. O’Brien, developed substantially all of our products and has assigned his patent rights to such products to us. We have no agreement with Dr. O’Brien requiring him to conduct any research and development activities for us, but we anticipate that any future inventions which may be of interest to us will continue to be assigned to us by Dr. O’Brien, although he has no legal obligation to do so. Dr. O’Brien does not receive any salary or royalties from us for any research and development activities, although our board of directors does consider such activities undertaken by Dr. O’Brien when it grants stock options to Dr. O’Brien. Dr. O’Brien is a member of our board of directors, but abstains from all proceedings of the board concerning his stock option grants. See discussion entitles “Director Compensation” elsewhere in this prospectus for further information. Dr. O’Brien is the father of our Chief Executive Officer, Daniel B. O’Brien.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 30, 2006 by (i) each stockholder who is known by us to own beneficially more than five percent of our outstanding common stock, (ii) each member of our board of directors, (iii) the named executive officer, and (iv) by all of our executive officers and directors as a group. The information as to each person or entity has been furnished by such person or group.

	Shares Beneficially Owned (1)
	Common Stock	Percentage
Daniel B. O’Brien (2)(3)	4,691,900	36.1%
Dr. Robert N. O’Brien (2)(3)	1,875,000	14.4%
John Bientjes	25,000	0.2%
Dale Friend	--	--
Eric Hodges	--	--

As a group (5 persons)	6,591,900	50.8%

(1)	Applicable percentage of ownership at April 30, 2006, is based upon 12,981,316 shares of Common Stock outstanding. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares shown as beneficially owned. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of April 30, 2006, are deemed outstanding for computing the shares and percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person or entity.

(2)	Address for this shareholder is 2614 Queenswood Dr., Victoria, British Columbia, V8N 1X5, CANADA.

(3)	Includes shares which may be acquired on the exercise of stock options as follows.

Name	No. of Options	Exercise Price	Expiration Date
Daniel O’Brien	50,000	$4.25	December 31, 2007
	20,000	$3.60	December 31, 2008
	50,000	$3.00	November 26, 2009
Dr. Robert O’Brien	25,000	$4.25	December 31, 2007
	25,000	$3.60	December 31, 2008
	25,000	$3.00	November 26, 2009
John Bientjes	5,000	$4.25	December 31, 2007
	5,000	$3.60	December 31, 2008
	5,000	$3.00	November 26, 2009
Dale Friend	5,000	$4.25	December 31, 2007
	5,000	$3.60	December 31, 2008
	5,000	$3.00	November 26, 2009
Eric Hodges	5,000	$3.60	December 31, 2008
	5,000	$3.00	November 26, 2009

DESCRIPTION OF SECURITIES

        The authorized capital of the Registrant is 50,000,000 shares of common stock with a par value of $0.001 per share and 1,000,000 shares of preferred stock with a par value of $0.01 per share. 12,981,316 shares of common stock and no shares of preferred stock were issued and outstanding at April 30, 2006.

Common Stock

        All shares of the Company’s common stock have equal voting rights, with one vote per share, on all matters submitted to the stockholders for their consideration. The shares of common stock do not have cumulative voting rights.

        Subject to the prior rights of the holders of any series of preferred stock which may be issued, holders of common stock are entitled to receive dividends, when and if declared by the Board, out of funds of the Company legally available therefor.

        Holders of shares of common stock do not have any preemptive rights or other rights to subscribe for additional shares, or any conversion rights. Upon a liquidation, dissolution, or winding up of the affairs of the Company, holders of the common stock will be entitled to share ratably in the assets available for distribution to such stockholders after the payment of all liabilities and after the liquidation preference of any preferred stock outstanding at the time.

        There are no sinking fund provisions applicable to the common stock.

Common Stock Warrants

        As of April 30, 2006, there are 954,000 shares of common stock issuable upon the exercise of outstanding warrants. The warrants have a 4-year term and, subject to the ownership restrictions set forth below, are immediately exercisable at a price of $4.50 per share.

        Under the terms of the warrants, the holders thereof may not exercise the warrants to the extent such exercise would cause any such holder, together with its affiliates, to have acquired a number of Shares of common stock that would exceed either 4.999% or 9.999% of our then outstanding common stock, including for purposes of such determination Shares issuable upon exercise of the warrants. The restriction that prevents such holders, together with its affiliates, from acquiring a number of Shares that would exceed 4.999% of our then outstanding common stock may be waived by the holder of the warrant as to itself upon not less than 61 days notice to us.

        If we issue shares of common stock or common stock equivalents entitling any person to acquire shares of common stock, at a price per share of less than the purchase price paid for the shares of common stock purchased contemporaneously with the warrants (subject to equitable adjustment for stock splits, recombinations and similar events), the warrants are entitled to certain anti-dilution protections. If such issuance occurs prior to the one year anniversary of the issue date of the warrants, the exercise price of the warrants shall be reduced to equal such lower price. If such issuance occurs after the one year anniversary of the issue date of the warrants, the exercise price of the warrants shall be reduced based on a standard weighted-average anti-dilution formula.

Preferred Stock

        The Articles of Incorporation authorize the Board to issue, by resolution, 1,000,000 shares of preferred stock, in classes, having such designations, powers, preferences, rights, and limitations and on such terms and conditions as the Board may from time to time determine, including the rights, if any, of the holders of such preferred stock with respect to voting, dividends, redemptions, liquidation and conversion.

LEGAL MATTERS

        The validity of the shares of common stock offered hereby will be passed upon for us by Foley & Lardner LLP, Los Angeles, California.

EXPERTS

        The consolidated financial statements of Flexible Solutions International, Inc. as of the years ended December 31, 2005 and 2004, included in this prospectus have been audited by Cinnamon Jang Willoughby & Company, an independent registered public accounting firm, to the extent and for the periods stated in their reports appearing elsewhere herein and are included in reliance upon the reports of such firm given upon their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We file reports, proxy statements and other information with the Securities and Exchange Commission. Information we have filed with the Securities and Exchange Commission can be inspected and copied at the public reference room maintained by the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Further information on the operation of the Securities and Exchange Commission’s public reference room in Washington, D.C. can be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330.

        The Securities and Exchange Commission also maintains a website that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the Securities and Exchange Commission. The address of that website is http://www.sec.gov.

        Our common stock is listed on the American Stock Exchange (AMEX: FSI), and reports, proxy statements and other information concerning us can also be inspected at the offices of the American Stock Exchange at 86 Trinity Place, New York, New York 10006.

FLEXIBLE SOLUTIONS INTERNATIONAL, INC. AND SUBSIDIARIES
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Cinnamon Jang Willoughby & Company
Chartered Accountants
A Partnership of Incorporated Professionals

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the board of directors and stockholders of
FLEXIBLE SOLUTIONS INTERNATIONAL, INC.:

        We have audited the consolidated balance sheet of Flexible Solutions International, Inc. as at December 31, 2005 and 2004 and the consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. The consolidated financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these consolidated financial statements.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

        In our opinion the consolidated financial statements present fairly, in all material respects, the financial position of the company as at December 31, 2005 and 2004 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2005 in conformity with generally accepted accounting principles in the United States of America.

        As described in note 3 to the consolidated financial statements, the accompanying consolidated financial statements of Flexible Solutions International, Inc. as of December 31, 2004 and 2003 and for the years then ended have been restated.

        On February 11, 2005 (September 30, 2005 as to the effects of the restatements described in note 3), we reported separately to the shareholders of Flexible Solutions International, Inc. on consolidated financial statements for the same period, audited in accordance with auditing standards generally accepted in the United States of America and prepared in accordance with accounting principles generally accepted in the United States of America.

Cinnamon Jang Willoughby & Company, Chartered Accountants

Burnaby, British Columbia
February 6, 2006

FLEXIBLE SOLUTIONS INTERNATIONAL, INC. Consolidated Balance Sheet December 31, 2005 and 2004 (U.S. Dollars)
	December 31, 2005	December 31, 2004 Restated (See Note 3)
Assets
Current
Cash and cash equivalents	$526,292	$558,795
Short term investments	--	559,440
Accounts receivable	758,463	501,372
Income tax	28,918	92,963
Loan receivable	35,228	38,570
Inventory	2,314,979	1,416,588
Prepaid expenses	137,315	131,280

	3,801,195	3,299,008
Property, equipment and leaseholds	4,657,383	5,250,346
Patents	143,822	--
Investment	369,000	271,000

	$8,971,400	$8,820,354

Liabilities
Current
Accounts payable and accrued liabilities	$691,105	$250,129
Short-term loan	--	3,150,000

	691,105	3,400,129

Stockholders’ Equity
Capital stock
Authorized
50,000,000 common shares with a par value of $0.001 each
1,000,000 preferred shares with a par value of $0.01 each
Issued and outstanding:
12,981,316 (2005: 11,831,916) common shares	12,981	11,832
Capital in excess of par value	11,422,219	7,439,621
Other comprehensive income	153,254	100,179
Deficit	(3,308,158)	(2,131,407)

Total Stockholders’ Equity	8,280,295	5,420,225

Total Liabilities and Stockholders’ Equity	$8,971,400	$8,820,354

Commitments and Contingencies (See Notes 17 & 18)

—See Notes to Consolidated Financial Statements.—

FLEXIBLE SOLUTIONS INTERNATIONAL, INC. Consolidated Statements of Operations For the Years Ended December 31, 2005 and 2004 (U.S. Dollars)
	Years Ended December 31,
	2005	2004 Restated (See Note 3)
Sales	$6,709,394	$3,392,937
Cost of sales	3,985,581	1,331,075

Gross profit	2,723,813	2,061,862

Operating Expenses
Wages	798,569	932,283
Administrative salaries and
benefits	241,819	133,120
Advertising and promotion	95,094	97,946
Investor relations and transfer
agent fee	558,013	215,670
Office and miscellaneous	156,652	166,099
Insurance	145,596	73,375
Interest expense	64,275	68,384
Rent	237,113	177,667
Consulting	156,917	398,753
Professional fees	374,140	308,534
Travel	136,661	132,632
Telecommunications	40,458	41,895
Shipping	43,830	28,866
Research	57,806	58,552
Commissions	121,513	9,578
Bad debt expense (recovery)	--	(10)
Currency exchange	(28,096)	20,000
Utilities	19,089	69,750
Depreciation	685,768	388,071

	3,905,217	3,321,165

Loss before other items and income tax	(1,181,404)	(1,259,303)
Interest income	4,653	34,258
Write down of investment	--	(32,500)

Loss before income tax	(1,176,751)	(1,257,545)
Income tax (recovery)	--	--

Net loss	$(1,176,751)	$(1,257,545)
Deficit, beginning	$(2,131,407)	$(873,862)

Deficit, ending	$(3,308,158)	$(2,131,407)
Net loss per share	$(0.09)	$(0.11)

Weighted average number of shares	12,541,084	11,827,734

—See Notes to Consolidated Financial Statements.—

FLEXIBLE SOLUTIONS INTERNATIONAL, INC. Consolidated Statements of Operations For Three Months Ended December 31, 2005 and 2004 (U.S. Dollars)
	Three Months Ended December 31,
	2005	2004 Restated (See Note 3)
Sales	$1,519,591	$981,012
Cost of sales	1,115,698	501,761

Gross profit	$403,893	479,251

Operating Expenses
Wages	158,968	325,341
Administrative salaries and
benefits	75,983	38,147
Advertising and promotion	33,162	24,688
Investor relations and transfer
agent fee	6,528	42,506
Office and miscellaneous	29,665	12,046
Insurance	40,722	39,900
Interest expense	2,087	39,020
Rent	68,553	62,956
Consulting	39,062	104,644
Professional fees	140,432	96,388
Travel	31,476	52,801
Telecommunications	8,470	13,431
Shipping	9,523	6,916
Research	18,558	37,552
Commissions	9,354	9,578
Bad debt expense (recovery)	--	787
Currency exchange	(85,882)	14,334
Utilities	4,426	23,280
Depreciation	197,041	28,535

	788,127	972,850

Loss before other items and income tax	$(384,234)	$(493,599)
Interest income	508	794
Write down of investment	--	(32,500)

Loss before income tax	$(383,726)	$(525,305)
Income tax (recovery)	--	--

Net loss	$(383,726)	$(525,305)
Deficit, beginning	(2,924,432)	(1,606,102)

Deficit, ending	$(3,308,158)	$(2,131,407)
Net loss per share	$(0.03)	$(0.04)

Weighted average number of shares	12,896,533	11,831,916

—See Notes to Consolidated Financial Statements.—

FLEXIBLE SOLUTIONS INTERNATIONAL, INC. Consolidated Statements of Cash Flows For Years Ended December 31, 2005 and 2004 (U.S. Dollars)
	Years Ended December 31,
	2005	2004 Restated (See Note 3)
Operating activities
Net income (loss)	$(1,176,751)	$(1,257,545)
Stock compensation expense	525,450	299,345
Depreciation	685,768	388,071
Write down of investments	--	32,500

	34,467	(537,629)
Changes in non-cash working capital items:
(Increase) Decrease in accounts receivable	(257,091)	438,490
(Increase) Decrease in inventory	(898,391)	(907,869)
(Increase) Decrease in prepaid expenses	(6,035)	(39,091)
Increase (Decrease) in accounts payable	440,975	92,486
Increase (Decrease) in income taxes	64,045	(6,720)
Increase (Decrease) in amounts due to shareholders	--	(7,700)

Cash (used in) operating activities	(622,030)	(968,033)

Investing activities
Short-term investments	559,440	4,474,397
Investments	(98,000)	--
Loan receivable	3,342	(20,985)
Acquisition of the assets of Donlar Corporation	--	(3,194,412)
Development of patents	(143,822)	--
Acquisition of property and equipment	(92,805)	(123,908)

Cash provided by (used in) investing activities	228,154	1,135,092

Financing activities
Short-term loan	(3,150,000)	--
Proceeds from issuance of common stock	3,458,286	57,500

Cash provided by financing activities	308,296	57,500

Effect of exchange rate changes on cash	53,075	97,156

Inflow (outflow) of cash	(32,503)	321,715
Cash and cash equivalents, beginning	558,795	237,080

Cash and cash equivalents, ending	$526,292	$558,795

Supplemental disclosure of cash flow information:
Interest paid	$64,275	$68,384
Interest received	508	34,258

—See Notes to Consolidated Financial Statements.—

FLEXIBLE SOLUTIONS INTERNATIONAL, INC. Consolidated Statements of Stockholders’ Equity For the Years Ended December 31, 2005 and 2004 (U.S. Dollars)
	Shares	Par Value	Capital in Excess of Par Value as Restated (Note 3)	Accumulated Earnings (Deficiency) as Restated (Note 3)	Other Comprehensive Income (Loss)	Total Stockholders’ Equity as Restated (Note 3)
Balance December 31, 2003	11,794,916	$11,794	$7,082,813	$(873,862)	$3,023	$6,223,768
Translation adjustment	--	--	--	--	97,156	97,156
Net income (loss)	--	--	--	(1,257,545)	--	(1,257,545)

Comprehensive income	--	--	--	--	--	(1,160,389)
Shares issued:
Exercise of stock options	37,000	38	57,463	--	--	57,501
Stock option compensation	--	--	299,345	--	--	299,345
Balance December 31, 2004	11,831,916	$11,832	$7,439,621	$(2,131,407)	$100,179	$5,420,225
Translation adjustment	--	--	--	--	53,075	53,075
Net income (loss)	--	--	--	(1,176,751)	--	(1,176,751)

Comprehensive income	(1,123,676)
Shares issued:
Exercise of stock options	162,000	162	226,638	--	--	226,800
Private placement	987,400	987	3,250,509	--	--	3,231,496
Stock option compensation	--	--	525,450	--	--	525,450

Balance December 31, 2005	12,981,316	$12,981	$11,442,218	$(3,328,158)	$153,254	$8,280,295

—See Notes to Consolidated Financial Statements.—

FLEXIBLE SOLUTIONS INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005
(U.S. Dollars)

1.	BASIS OF PRESENTATION.

        These consolidated financial statements include the accounts of Flexible Solutions International, Inc. (the “Company”), and its wholly-owned subsidiaries Flexible Solutions, Ltd. (“Flexible Ltd.”), NanoChem Solutions Inc., WaterSavr Global Solutions Inc., NanoDetect Technologies Inc. and Seahorse Systems Inc. All inter-company balances and transactions have been eliminated. The parent company was incorporated May 12, 1998 in the State of Nevada and had no operations until June 30, 1998 as described below.

        On June 30, 1998, the Company completed the acquisition of all of the shares of Flexible Ltd. The acquisition was effected through the issuance of 7,000,000 shares of common stock by the Company with former shareholders of the subsidiary receiving all of the total shares then issued and outstanding. The transaction has been accounted for as a reverse-takeover. Flexible Ltd. is accounted for as the acquiring party and the surviving entity. As Flexible Ltd. is the accounting survivor, the consolidated financial statements presented for all periods are those of Flexible Ltd. The shares issued by the Company pursuant to the 1998 acquisition have been accounted for as if those shares had been issued upon the organization of Flexible Ltd.

        On May 2, 2002, the Company established WaterSavr Global Solutions Inc. through the issuance of 100 shares of common stock from WaterSavr Global Solutions Inc. to the Company.

        On February 7, 2005, the Company established Nano Detect Technologies Inc. through the issuance of 1,000 shares of common stock from Nano Detect Technologies Inc. to the Company.

        On June 21, 2005, the Company established Seahorse Systems Inc. through the issuance of 1,000 shares of common stock from Seahorse Systems Inc. to the Company.

        Pursuant to a purchase agreement dated May 26, 2004, the Company acquired the assets of Donlar Corporation (“Donlar”) on June 9, 2004 and created a new company, NanoChem Solutions Inc. as the operating entity for such assets. The purchase price of the transaction was $6,150,000 with consideration being a combination of cash and debt. Under the purchase agreement and as part of the consideration, the Company issued a promissory note bearing interest at 4% to Donlar’s largest creditor to satisfy $3,150,000 of the purchase price. This note was due June 2, 2005 and upon payment, all former Donlar assets that were pledged as security were released from their mortgage.

        The following table summarizes the estimated fair value of the assets acquired at the date of acquisition (at June 9, 2004):

Current assets	$1,126,805
Property and equipment	5,023,195

$6,150,000
Acquisition costs assigned to property and equipment	314,724

Total assets acquired	$6,464,724

        The acquisition costs assigned to property and equipment are all direct costs incurred by the Company to purchase the Donlar assets. These costs include due diligence fees paid to outside parties investigating and identifying the assets, legal costs directly attributable to the purchase of the assets, plus applicable transfer taxes. These costs have been assigned to the individual assets based on their proportional fair values and will be amortized based on the rates associated with the related assets.

2.	SIGNIFICANT ACCOUNTING POLICIES.

        These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States applicable to a going concern and reflect the policies outlined below.

(a)	Cash and Cash Equivalents.

        The Company considers all highly liquid investments purchased with an original or remaining maturity of less than three months at the date of purchase to be cash equivalents. Cash and cash equivalents are maintained with several financial institutions.

(b)	Inventory and Cost of Sales.

        The Company has four major classes of inventory: finished goods, works in progress, raw materials and supplies. In all classes, inventory is valued at the lower of cost and net realizable value. Cost is determined on a first-in, first-out basis. Cost of sales includes all expenditures incurred in bringing the goods to the point of sale. Inventorial costs and costs of sales include direct costs of the raw material, inbound freight charges, warehousing costs, handling costs (receiving and purchasing) and utilities and overhead expenses related to the Company’s manufacturing and processing facilities.

(c)	Property, Equipment and Leaseholds.

        The following assets are recorded at cost and depreciated using the following methods using the following annual rates:

Computer hardware	30% Declining balance
Furniture and fixtures	20% Declining balance
Manufacturing equipment	20% Declining balance
Office equipment	20% Declining balance
Building	10% Declining balance
Leasehold improvements	Straight-line over lease term

        Property and equipment are written down to net realizable value when management determines there has been a change in circumstances which indicates its carrying amount may not be recoverable. No write-downs have been necessary to date.

(d)	Impairment of Long Lived Assets.

        The Company assesses the recoverability of its long lived assets by determining whether the carrying value of the long lived assets can be recovered over their remaining lives through undiscounted future operating cash flows using a discount rate reflecting the Company’s average cost of funds. The assessment of the recoverability will be impacted if estimated future operating cash flows are not achieved. For the years ended December 31, 2005 and 2004, no impairment charges have been recognized.

(e)	Investments.

        Investment in corporations subject to significant influence and investments in partnerships are recorded using the equity method of accounting.  On this basis, the Company’s share of income and losses of the corporations and partnerships is included in earnings and the Company’s investment therein adjusted by a like amount.  Dividends received from these entities reduce the investment accounts.  Portfolio investments not subject to significant influence are recorded using the cost method.

        The fair value of a cost method investment is not estimated if there are no identified events or changes in circumstances that may have a significant adverse effect on the fair value of the investment.

        The Company currently does not have any investments that require use of the equity method of accounting.

(f)	Foreign Currency.

        The functional currency of the Company is the Canadian Dollar. The translation of the Canadian Dollar to the reporting currency of the U.S. Dollar is performed for assets and liabilities using exchange rates in effect at the balance sheet date. Revenue and expense transactions are translated using average exchange rates prevailing during the year. Translation adjustments arising on conversion of the financial statements from the Company’s functional currency, Canadian Dollars, into the reporting currency, U.S. Dollars, are excluded from the determination of income and are disclosed as other comprehensive income (loss) in stockholders’ equity.

        Foreign exchange gains and losses relating to transactions not denominated in the applicable local currency are included in income if realized during the year and in comprehensive income if they remain unrealized at the end of the year.

(g)	Revenue Recognition.

        Revenue from product sales is recognized at the time the product is shipped since title and risk of loss is transferred to the purchaser upon delivery to the carrier. Shipments are made F.O.B. shipping point. The Company recognizes revenue when there is persuasive evidence of an arrangement, delivery has occurred, the fee is fixed or determinable, collectibility is reasonably assured and there are no significant remaining performance obligations. When significant post-delivery obligations exist, revenue is deferred until such obligations are fulfilled.

        Provisions are made at the time the related revenue is recognized for estimated product returns. Since the Company’s inception, product returns have been insignificant; therefore no provision has been established for estimated product returns.

(h)	Stock Issued in Exchange for Services.

        The valuation of the Company’s common stock issued in exchange for services is valued at an estimated fair market value as determined by officers and directors of the Company based upon trading prices of the Company’s common stock on the dates of the stock transactions.

(i)	Stock-based Compensation.

        The Company applies the fair value based method of accounting prescribed by Statement of Financial Accounting Standards (“FAS”) No. 123, Accounting for Stock-based Compensation, in accounting for stock issued in exchange for services to consultants and non-employees.

        FAS No. 123 encourages, but does not require, companies to record compensation cost for stock-based compensation plans to employees at fair value. The Company has chosen to account for stock-based compensation to employees and directors using Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees. Accordingly, compensation cost for stock options for employees is measured as the excess, if any, of the quoted market price of the Company’s stock at the date of the grant over the amount an employee is required to pay for the stock.

        The Company adopts the disclosure provisions of FAS No. 123 for stock options granted to employees and directors. The Company discloses on a supplemental basis, the pro-forma effect of accounting for stock options awarded to employees and directors, as if the fair value based method had been applied, using the Black-Scholes option-pricing model.

(j)	Comprehensive Income.

        Other comprehensive income refers to revenues, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income, but are excluded from net income as these amounts are recorded directly as an adjustment to stockholders’ equity. The Company’s other comprehensive income is primarily comprised of unrealized foreign exchange gains and losses.

(k)	Income (Loss) Per Share.

        Income (loss) per share is calculated by dividing net income (loss) by the weighted average number of shares outstanding. Diluted loss per share is computed by giving effect to all potential dilutive options that were outstanding during the year. For the years ended December 31, 2005, 2004 and 2003, all outstanding options were anti-dilutive.

(l)	Use of Estimates.

        The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and would impact the results of operations and cash flows.

(m)	Financial Instruments.

        The fair market value of the Company’s financial instruments comprising cash, short-term investment, accounts receivable, income tax recoverable, loan receivable, accounts payable and accrued liabilities and amounts due to shareholders were estimated to approximate their carrying values due to immediate or short-term maturity of these financial instruments.

        The Company is exposed to foreign exchange and interest rate risk to the extent that market value rate fluctuations materially differ from financial assets and liabilities, subject to fixed long-term rates.

(n)	Recent Accounting Pronouncements.

        In December 2004, the Financial Accounting Standards Board (“FASB”) issued revised FAS No. 123(R), Share-Based Payment, which replaces FAS No. 123, Accounting for Stock-Based Compensation, which superseded APB Opinion No. 25, Accounting for Stock Issued to Employees. FAS No. 123(R) requires the cost of all share-based payment transactions to be recognized in an entity’s financial statements, establishes fair value as the measurement objective and requires entities to apply a fair-value-based measurement method in accounting for share-based payment transactions. FAS No. 123(R) applies to all awards granted, modified, repurchased or cancelled after July 1, 2005, and unvested portions of previously issued and outstanding awards. The Company will adopt this statement for its first quarter starting January 1, 2006 and will continue to evaluate the impact of adopting this statement.

3.	RESTATEMENTS AS A RESULT OF CORRECTING STOCK-BASED COMPENSATION EXPENSE.

        In October 2005, while completing a registration statement for securities issued in the second quarter of 2005, the Company determined that certain stock-based compensation expense required adjustment. In September 2002, the Company entered into a distribution agreement with Ondeo Nalco Company (“Ondeo”) whereby Ondeo agreed to serve as the exclusive distributor of the Company’s WATER$AVR® products for so long as Ondeo maintained a certain threshold sales level as defined in the agreement. As consideration for signing the agreement, Ondeo was granted an option to purchase 2,000,000 shares of the Company’s common stock. Half of the option for 1,000,000 shares was exercisable immediately at an exercise price of $4.25 for each common share. The remaining half of the option for 1,000,000 shares was exercisable after certain threshold sales targets were achieved at a price of $5.50 for each common share.

        In determining the stock-based compensation expense for the nine months ended September 30, 2002, the Company expensed the entire fair value of the stock option believing that the option fully vested upon the signing of the agreement. In the Company’s October 2005 review, however, the Company determined that: (i) first, as stated above, half of the option to purchase 1,000,000 shares of common stock did not vest and was not exercisable until the threshold sales target had been met, which would not be until five years after the signing of the distribution agreement; and (ii) second, the Company did not consider Emerging Issues Task Force (“EITF”) No. 96-18, Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services; EITF No. 00-18, Accounting Recognition for Certain Transactions involving Equity Instruments Granted to Other Than Employees; and EITF No. 01-9, Accounting for Consideration Given by a Vendor to a Customer.

        To correctly account for the stock options granted to Ondeo, the stock-based compensation expense included in consulting expense should have been measured at the date the performance obligation was complete and then recognized on a rational and systematic manner in relation to the sales achieved by Ondeo. Had the Company correctly accounted for these stock options, stock-based compensation expense for the year would have been nil as no sales had yet been achieved. Instead, the Company recorded a stock-based compensation expense of $2,704,000 for the year.

        During the three months ended March 31, 2003, Ondeo achieved the first threshold sales target, and, accordingly, the Company should have recorded a corresponding stock-based compensation expense of $54,080. However, since the entire stock-based compensation expense had been recorded in the financial statements for the quarter ended September 30, 2002 and in the year ended December 31, 2002, the Company did not record any additional stock-based compensation expense as a result of the attained first threshold level.

        In the fourth quarter of the year ended December 31, 2003, it was determined that Ondeo was not going to attain the minimum sales targets stipulated in the exclusive distributorship agreement. Consequently the exclusive distributorship agreement and corresponding stock options were cancelled. The Company accounted for the cancellation of the stock options in accordance with FAS No. 123, Accounting for Stock-based Compensation, and reversed $2,480,200 of the stock-based compensation expense previously recorded in fiscal 2002. Had the Company accounted for the cancellation of the stock options correctly, it would have reversed the stock-based compensation of expense of $54,080 that was recorded in the first quarter ended March 31, 2003.

        The following presents the effect on the Company’s previously issued financial statements for the years ended December 31, 2004 and 2003:

        Balance sheet as at December 31, 2004 –

	Previously Reported	Increase (Decrease)	Restated
Capital in excess of par value	$7,663,421	$(223,800)	$7,439,621
Accumulated deficiency	(2,355,207)	223,800	(2,131,407)

        Statement of operations for the year ended December 31, 2004 –

	Previously Reported	Increase (Decrease)	Restated
Deficit, beginning	$(1,097,662)	$223,800	$(873,862)
Deficit, ending	(2,355,207)	223,800	(2,131,407)

        Statement of operations for the three months ended December 31, 2004 –

	Previously Reported	Increase (Decrease)	Restated
Deficit, beginning	$(1,829,903)	$223,800	$(1,606,103)
Deficit, ending	(2,355,207)	223,800	(2,131,407)

        Balance sheet as at December 31, 2003 –

	Previously Reported	Increase (Decrease)	Restated
Capital in excess of par value	$7,306,613	$(223,800)	$7,082,813
Accumulated deficiency	(1,097,662)	223,800	(873,862)

        Statement of operations for the year ended December 31, 2003 –

	Previously Reported	Increase (Decrease)	Restated
Expenses	$(816,054)	$2,480,200	$1,664,146
Income (loss) before other item and
income tax	1,774,110	(2,480,200)	(706,090)
Income (loss) before income tax	1,977,420	(2,480,200)	(502,780)
Net income (loss)	2,003,312	(2,480,200)	(476,888)
Net income (loss) per share	0.17	(0.21)	(0.04)
Deficit, beginning	(3,100,974)	2,704,000	(396,974)
Deficit, ending	(1,097,662)	223,800	(873,862)

        Statement of cash flows for the year ended December 31, 2003 –

	Previously Reported	Increase (Decrease)	Restated
Net income (loss)	$2,003,312	$(2,480,200)	$(476,888)
Stock option compensation	(2,357,630)	2,480,200	122,570

        Statement of operations for the three months ended December 31, 2003 –

	Previously Reported	Increase (Decrease)	Restated
Expenses	$(2,162,917)	$2,480,200	$317,283
Income (loss) before other item and
income tax	2,268,695	(2,480,200)	(211,505)
Income (loss) before income tax	2,316,809	(2,480,200)	(163,391)
Net income (loss)	2,316,809	(2,480,200)	(163,391)
Net income (loss) per share	0.20	(0.21	(0.01)
Deficit, beginning	(3,414,471)	2,704,000	(710,471)
Deficit, ending	(1,097,662)	223,800	(873,862)

4.	SHORT-TERM INVESTMENT.

        Short-term investment consists of a certificate of deposit bearing interest at 4.03% and maturing September 11, 2005. The Company withdrew the certificate of deposit prior to maturity for the purchase of the assets that formed our NanoChem division and to provide cash flow to operations.

5.	LOAN RECEIVABLE.

	2005	2004
5% loan receivable due on demand	$35,228	$38,570

6.	PREPAID EXPENSES.

	2005	2004
Security deposit and prepaids	$137,315	$131,280

7.	PROPERTY, PLANT AND EQUIPMENT.

	Cost	Accumulated Amortization	2005 Net	2004 Net
Buildings	$3,144,259	$455,918	$2,688,341	$2,987,046
Computer hardware	54,258	24,296	29,962	27,511
Furniture and fixtures	17,258	6,293	10,965	11,515
Office equipment	29,577	14,496	15,081	18,421
Manufacturing equipment	2,180,311	692,103	1,488,208	1,785,858
Trailer	1,995	1,164	831	1,146
Leasehold improvements	39,605	18,243	21,362	14,533
Trade show booth	7,473	3,026	4,447	6,130
Land	398,186	--	398,186	398,186

	$5,872,922	$1,215,539	$4,657,383	$5,250,346

8.	PATENTS

        In fiscal 2005, the Company started the patent process for additional WATER$AVR® products. As the patent process is not yet completed, amortization has not yet been recognized. Patents are amortized over their useful lives once granted.

	2005	2004
Patents	$143,822	--

9.	INVESTMENTS.

	2005	2004
Tatko Inc.	$271,000	$271,000
Air-Water Interface Delivery and Detection Inc.	98,000	--

	$369,000	$271,000

        On May 31, 2003, the Company acquired an option to purchase a 20% interest in the outstanding shares of Tatko Inc. (“Tatko”) for consideration of the issuance of 100,000 shares of the Company’s common stock. The option to purchase the shares of Tatko expires on May 31, 2008. The cost of the investment has been accounted for based on the fair market value of the Company’s common stock on May 31, 2003. For further information on this option, see Contingencies (Note 18) below.

        In 2005, NanoDetect purchased 32.7 shares of equity in Air Water Interface Delivery and Detection Inc. (“AWD”) for a total cost of $98,000. This investment represents only 3.3% of the issued and outstanding shares of AWD and, accordingly, will be accounted for under the cost method.

10.	COMPREHENSIVE INCOME (LOSS).

	2005	2004	2003 As Restated (Note 3)
Net income (loss)	(1,176,751)	$(1,257,545)	$(476,888)
Other comprehensive income	53,075	97,156	24,377

	(1,123,676)	$(1,160,389)	$(452,511)

11.	INCOME TAX.

        Total income tax expenses differs from the amounts computed by applying the combined Canadian federal and provincial statutory rate of 30% to income before income taxes and the U.S. federal statutory rate of 35% to income before income taxes. The income to which this is applied is as follows:

	2005	2004	2003 As Restated (Note 3)
Income (loss) before income tax per entity:
Flexible Solutions International, Inc.	(749,872)	$(652,196)	$(170,369)
Flexible Solutions, Ltd.	(690,710)	(677,894)	16,616
WaterSavr Global Solutions Inc.	(247,864)	(195,368)	(349,027)
NanoChem Solutions Inc.	511,695	267,915	--

Consolidated income (loss) before income tax	(1,176,751)	(1,257,543)	(502,780)
Permanent difference - stock option benefit	525,450	299,345	(122,570)
Depreciation	(503,705)	--	--
Miscellaneous	12,774	7,874	--

Taxable income (loss) for tax purposes	(1,142,232)	$(950,324)	$(380,210)

        Application of the federal and provincial statutory rates results in the following:

	2005	2004	2003
Expected tax expense (recovery) at statutory
rates:
From Canadian operations	--	--	$(25,892)
From U.S. operations	--	--	(110,987)

Income tax expense (recovery)	--	--	$(136,876)

        Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company’s deferred tax liability calculated at a 35% tax rate consists of the following:

	2005	2004
Non-capital loss carry forwards	1,304,321	$559,545
Book over tax value of property and equipment	(452,944)	(234,817)
Valuation allowance	(851,377)	(324,728)

        The Company’s losses for income tax purposes were $3,726,632 (2004 — $1,598,701), which may be carried forward to apply against future income tax, expiring between 2010 and 2025. The future tax benefit of these loss carry-forwards has been offset with a full valuation allowance. These losses expire as follows:

2010	$93,649
2014	392,655
2015	679,350
2018	16,858
2019	13,414
2022	268,007
2023	403,187
2024	1,336,940
2025	522,572

12.	NET INCOME (LOSS) PER SHARE.

	Net income (loss) (numerator) As Restated (Note 3)	Shares (denominator)	Per share amount As Restated (Note 3)
2005 Basic net income	$(1,176,751)	12,541,084	$(0.09)
2004 Basic net income	$(1,257,545)	11,827,734	$(0.11)
2003 Basic net income	$(476,888)	11,734,880	$(0.04)

        Options to purchase 1,060,740 shares of the Company’s common stock at prices ranging from $1.40 to $4.55 per share were outstanding during the year ended December 31, 2005 (2004: options to purchase 1,241,740 shares of the Company’s common stock at prices ranging from $1.00 to $4.60 per share; and 2003: options to purchase 1,711,000 shares of the Company’s common stock at prices ranging from $1.00 to $4.25 per share), but were excluded from the computation of diluted earnings per share because the options’ exercise prices were greater than the average market price of the Company’s common stock. There were no preferred shares issued and outstanding for the years ended December 31, 2005, 2004 or 2003.

13.	STOCK OPTIONS.

        The Company may issue stock options and stock bonuses for shares of its common stock to provide incentives to directors, key employees and other persons who contribute to the success of the Company. The exercise price of all incentive options are issued for not less than fair market value.

        The following table summarizes the Company’s stock option activity for the years ended December 31, 2005 and 2004:

	Number of shares	Exercise price per share	Weighted average exercise price
Balance, December 31, 2003	1,711,000	$1.00 - $4.25	$2.84
Granted	572,740	$3.00 - $4.60	$3.46
Exercised	(37,000)	$1.00 - $2.50	$1.55
Expired	(5,000)	$4.25	$4.25
Cancelled	(1,000,000)	$1.50 - $3.50	$2.50

Balance, December 31, 2004	1,241,740	$1.00 - $4.60	$2.87
Granted	30,000	$3.58 - $4.40	$4.17
Exercised	(162,000)	$1.40	$1.40
Cancelled	(49,000)	$3.00 - $4.25	$3.52

Balance, December 31, 2005	1,060,740	$1.40 - 4.55	$3.44

        The Company applies APB Opinion No. 25 and related interpretations in accounting for stock options granted to its employees and, accordingly, compensation expense of nil (2004 — nil) was recognized as wages expense. Had compensation expense been determined as provided in FAS No. 123 using the Black-Scholes option-pricing model, the pro forma effect on the Company’s net income (loss) and per share amounts would be as follows:

	2005	2004	2003 As Restated (Note 3)
Net income (loss), as reported	$(1,176,751)	$(1,257,545)	$(476,888)
Net income (loss), pro forma	(1,414,520)	(1,647,491)	(557,767)
Net income (loss) per share, as reported	(0.09)	(0.11)	(0.04)
Net income (loss) per share, pro forma	(0.11)	(0.14)	(0.05)

        The fair value of each option grant is calculated using the following weighted average assumptions:

	2005	2004	2003
Expected life - years	5.0	5.0	5.0
Interest rate	3.85%	3.5%	2.87%
Volatility	52%	49.0%	49%
Dividend yield	--%	--%	--%

        During the year ended December 31, 2005, the Company granted 30,000 (2004 – 275,400) stock options to consultants and has applied FAS No. 123 using the Black-Scholes option-pricing model, which resulted in additional expenses of $9,350 (2004 — $299,345). During the year ended December 31, 2005, the Company recognized $93,600 in expenses for 90,000 options granted in the year ended December 31, 2004, but which vested in the year ended December 31, 2005. During the year ended December 31, 2005, 250,000 options, which were granted in 2004, vested according to the fulfillment of certain milestones, which resulted in additional expenses of $422,500.

14.	WARRANTS

        On April 14, 2005, the Company announced that it had raised $3,375,000 pursuant to a private placement of up to 1,800,000 shares of its common stock. The investors collectively purchased 900,000 shares of the Company’s common stock at a per share purchase price of $3.75, together with warrants to purchase up to 900,000 additional shares of the Company’s common stock. The warrants have a four-year term and are immediately exercisable at a price of $4.50 per share.

        On June 8, 2005, the Company announced that it had raised an additional $327,750 pursuant to a private placement of up to 174,800 shares of its common stock. An investor purchased 87,400 shares of the Company’s common stock at a per share price of $3.75, together with a warrant to purchase up to 87,400 additional shares of the Company’s common stock. The warrant has a four-year term and is immediately exercisable at a price of $4.50 per share.

        The following table summarizes the Company’s warrant option activity for the year ended December 31, 2005 (no prior activity):

	Number of shares	Exercise price per share	Weighted average exercise price
Balance, December 31, 2004	--	--	--
Granted	987,400	$4.50	$4.50
Exercised	--	--	--
Cancelled	--	--	--

Balance, December 31, 2005	987,400	$4.50	$4.50

15.	CAPITAL STOCK.

        On April 14, 2005, the Company announced that it had raised $3,375,000 pursuant to a private placement of up to 1,800,000 shares of its common stock. The investors collectively purchased 900,000 shares of the Company’s common stock at a per share purchase price of $3.75, together with warrants to purchase up to 900,000 additional shares of the Company’s common stock. The warrants have a four-year term and are immediately exercisable at a price of $4.50 per share.

        On June 8, 2005, the Company announced that it had raised an additional $327,750 pursuant to a private placement of up to 174,800 shares of its common stock. An investor purchased 87,400 shares of the Company’s common stock at a per share price of $3.75, together with a warrant to purchase up to 87,400 additional shares of the Company’s common stock. The warrant has a four-year term and is immediately exercisable at a price of $4.50 per share.

        The purpose of these transactions was to provide sufficient working capital for the Company to retire the debt remaining from its acquisition of certain assets from Donlar Corporation in June 2004. Costs associated with these two capital raises were $471,254, making the net proceeds $3,231,496.

        During the year ender December 31, 2005 the Company issued 162,000 shares of common stock at $1.40 per share upon exercise of stock options.

        During the year ended December 31, 2004, the Company issued 37,000 shares of common stock at prices ranging from $1.00 to $2.50 per share upon exercise of stock options.

16.	SEGMENTED, SIGNIFICANT CUSTOMER INFORMATION AND ECONOMIC DEPENDENCY.

        The Company operates in two segments:

        (a)     Development and marketing of two lines of energy and water conservation products (as shown under the column heading “EWCP” below), which consists of a (i) liquid swimming pool blanket which saves energy and water by inhibiting evaporation from the pool surface, and (ii) food-safe powdered form of the active ingredient within the liquid blanket and which is designed to be used in still or slow moving drinking water sources.

        (b)     Manufacture of biodegradable polymers and chemical additives used within the petroleum, chemical, utility and mining industries to prevent corrosion and scaling in water piping (as shown under the column heading “BPCA” below). These chemical additives are also manufactured for use in laundry and dish detergents, as well as in products to reduce levels of insecticides, herbicides and fungicides.

        The Company’s traditional operating activities related to the production and sale of its energy conversation product line. Upon acquiring the Donlar assets, the Company formed NanoChem, which was formed as its wholly-owned subsidiary in exchange for the capital contribution necessary to purchase the Donlar assets. The assets the Company acquired from Donlar include domestic and international patents and business processes relating to the production of TPAs and other environmental products and technologies, as well as a manufacturing plant. These assets are currently used by NanoChem for its revenue-producing activities.

        The accounting policies of the segments are the same as those described in Note 2 to the Company’s consolidated financial statements, Significant Accounting Policies. The Company evaluates performance based on profit or loss from operations before income taxes, not including nonrecurring gains and losses and foreign exchange gains and losses.

        The Company’s reportable segments are strategic business units that offer different, but synergistic products and services. They are managed separately because each business requires different technology and marketing strategies.

	EWCP	BPCA	Total
Revenue	$1,053,507	$5,655,877	$6,709,394
Interest revenue	4,550	103	4,653
Interest expense	6,610	57,665	64,275
Depreciation and
amortization	58,084	627,684	685,768
Segment profit (loss)	(1,688,446)	511,695	(1,176,751)
Segment assets	394,122	4,407,083	4,801,205
Expenditures for
segment assets	216,421	20,206	236,627

        There is no segment data for fiscal 2003 as our additional segment was added in June 2004.

        The sales generated in the United States and Canada are as follows:

	2005	2004
Canada	$121,963	$712,517
United States and abroad	6,587,431	2,680,420

Total	$6,709,394	$3,392,937

        The Company’s long-lived assets are located in Canada and the United States as follows:

	2005	2004
Canada	$387,892	$238,807
United States	4,413,313	5,011,539

Total	$4,801,205	$5,250,346

17.	COMMITMENTS.

        The Company is committed to minimum rental payments for property and premises aggregating approximately $358,808 over the term of four leases, the last expiring on June 30, 2009.

        Commitments in each of the next five years are approximately as follows:

2006	216,160
2007	58,336
2008	56,208
2009	28,104

18.	CONTINGENCIES.

        On May 1, 2003, the Company filed a lawsuit in the Supreme Court of British Columbia, Canada, against John Wells and Equity Trust, S.A. seeking the return of 100,000 shares of the Company’s common stock and the repayment of a $25,000 loan, which were provided to defendants for investment banking services consisting of securing a $5 million loan and a $25 million stock offering. Such services were not performed and in the proceeding the Company seeks return of such shares after defendant’s failure to both return the shares voluntarily and repay the note. On May 7, 2003, the Company obtained an injunction freezing the transfer of the shares. On May 24, 2004, there was a hearing on defendant’s motion to set aside the injunction, which motion was denied by the trial court on May 29, 2004. On the date of issuance, the share transaction was recorded as shares issued for services at fair market value, a value of $0.80 per share. No amounts have been recorded as receivable in the Company’s consolidated financial statements as the outcome of this claim is not determinable.

        On November 13, 2003, Patrick Grant, an ex-employee, filed a lawsuit in the Circuit Court of Cook County, Illinois against the Company, WaterSavr Global Solutions Inc. (“WGS”), the wholly-owned subsidiary of the Company and Daniel B. O’Brien, the Company’s Chief Executive Officer. The plaintiff claims damages for breach of contract, tortious interference with an agreement and various wrongful discharge claims. The plaintiff seeks monetary damages in excess of $1,020,000 for the breach of contract and tortious interference claims and unspecified compensatory and punitive damages in the wrongful discharge claims. The parties completed mandatory mediation ordered by the Circuit Court and will next appear in court for case management, at which time the court will set discovery deadlines. The Company considers the case without merit and is vigorously disputing the claims. In addition, the Company intends to file counterclaims against the plaintiff for failure to repay financial obligations owed to the Company of almost $40,000, as well as unspecified damages arising out of the plaintiff’s disclosure of confidential information to a client during his employment at WGS. No amounts have been recorded as receivable and no accrual has been made for any loss in the Company’s consolidated financial statements as the outcome of the claim filed by the plaintiff is not determinable.

        On May 28, 2004, Sun Solar Energy Technologies, Inc. (“Sun Solar”), filed a lawsuit in the Federal Court of Canada, against the Company, Flexible Ltd., and Mr. O’Brien. Sun Solar is seeking: (a) a declaration that the trademark “Tropical Fish” is available for use by Sun Solar; (b) injunctive relief against further use of the “Tropical Fish” trademark by the Company; and (c) monetary damages exceeding $7,000,000 for the alleged infringement by the Company, Flexible Ltd. and Mr. O’Brien of the “Tropical Fish” trademark, as well as any other “confusingly similar trademarks” or proprietary trade dresses. On August 9, 2004, the Company, Flexible Ltd. and Mr. O’Brien filed their defense and filed a counterclaim against Sun Solar. The counterclaim seeks: (x) injunctive relief against further use of the “Tropical Fish” trademark by Sun Solar; (y) a declaration that the “Tropical Fish” trademark is owned by the Company, or, in the alternative, is not distinctive and should be struck from the trademark registry; and (z) monetary damages exceeding $50,000. The parties have completed documentary discovery and examinations for discovery of all parties. No amounts have been recorded as receivable in the Company’s consolidated financial statements and no amounts have been accrued as potential losses as the outcome of this claim is not determinable.

        On July 23, 2004, the Company filed a breach of contract suit in the Circuit Court of Cook County, Illinois against Tatko. The action arises out of a joint product development agreement entered into between the Company and Tatko in which the Company agreed to invest $10,000 toward the product development venture and granted to Tatko 100,000 shares of the Company’s restricted common stock. In return, Tatko granted the Company a five-year option to purchase 20% of Tatko’s outstanding capital stock. Tatko has since refused to collaborate on the agreement and the Company seeks declaratory relief stating that Tatko is not entitled to the 100,000 shares of the Company’s restricted common stock. The litigation is still pending at this time.

        In addition, Tatko filed its own suit on September 24, 2004 in the Circuit Court of Cook County, Illinois seeking declaratory relief of its entitlement to the Company’s restricted common stock. On May 23, 2005, the Tatko suit was dismissed with prejudice by the Circuit Court.

        No amounts have been recorded as receivable in the Company’s consolidated financial statements and no amount has been accrued as a loss as the outcome of the claim against Tatko is not determinable.

19.	SUBSEQUENT EVENTS.

        On January 24, 2006, in the course of generating the audited financial statements for the quarter and year ended December 31, 2005, the Company discovered a material inventory error in the financial statements filed as part of its Form 10-QSB for the quarter ended September 30, 2005. In conducting the inventory count at its NanoChem facility for the quarter ended September 30, 2005, the Company overstated its inventory by $183,398. This clerical error led to the Company’s decision to restate the financial statements for the three months ended September 30, 2005. Accordingly, the Company’s previously issued financial statements covering the quarter ended September 30, 2005 should no longer be relied upon.

        On January 25, 2006, management discussed the conclusion described above with the Company’s audit committee of the board of directors (“Audit Committee”) and Cinnamon Jang Willoughby & Company (“CJW”), the Company’s independent registered public accounting firm. CJW informed the Audit Committee that it concurs with management’s conclusion described above. As a result, on February 1, 2006, the Company filed amended consolidated financial statements for the quarter ended September 30, 2005.

        Statement of operations for the nine months ended September 30, 2005 –

	Previously Reported	Increase (Decrease)	Restated
Cost of goods sold	$2,686,485	$183,398	$2,869,883
Gross margin	2,503,318	(183,398)	2,319,920
Net income (loss)	(609,627)	(183,398)	(793,170)
Earnings per share	(0.05)	(0.01)	(0.06)
Deficit, beginning	$(2,131,407)	--	$(2,131,407)
Deficit, ending	(2,741,034)	(183,398)	(2,924,432)

        Statement of operations for the three months ended September 30, 2005 –

	Previously Reported	Increase (Decrease)	Restated
Cost of goods sold	$554,540	$183,398	$(737,938)
Gross margin	747,547	(183,398)	564,151
Net income (loss)	(185,508)	(183,398)	(369,906)
Earnings per share	(0.01)	(0.02)	(0.03)
Deficit, beginning	$(2,555,526)	$--	$(2,555,526)
Deficit, ending	(2,741,034)	(183,398)	(2,924,432)

        Balance sheet as at September 30, 2005 -

	Previously Reported	Increase (Decrease)	Restated
Inventory	$2,355,729	$(183,398)	$2,172,331
Deficit, beginning	$(2,131,407)	--	$(2,131,407)
Deficit, ending	(2,741,034)	(183,398)	(2,924,432)

20.	COMPARATIVE FIGURES.

        Certain of the comparative figures have been reclassified to conform with the current year’s presentation.

FLEXIBLE SOLUTIONS INTERNATIONAL, INC. CONSOLIDATED BALANCE SHEETS At March 31, 2006 (U.S. Dollars)
	March 31, 2006 (Unaudited)	December 31, 2005
Assets
Current
Cash and cash equivalents	$518,334	$526,292
Accounts receivable	1,933,500	758,463
Income tax	--	28,918
Loan receivable	35,321	35,228
Inventory	1,687,021	2,314,979
Prepaid expenses	92,115	137,315

	4,266,291	3,801,195
Property, equipment and leaseholds	4,514,364	4,657,383
Patents	137,478	143,822

Investment	369,000	369,000

	$9,287,133	$8,971,400

Liabilities
Current
Accounts payable and accrued liabilities	$649,476	$691,105

	649,476	691,105

Stockholders’ Equity
Capital stock
Authorized
50,000,000 Common shares with a par value of $0.001 each
1,000,000 Preferred shares with a par value of $0.01 each
Issued and outstanding
12,981,316 (2005: 12,981,316) common shares	12,981	12,981
Capital in excess of par value	11,574,182	11,422,219
Other comprehensive income	149,323	153,254
Deficit	(3,098,829)	(3,308,158)

Total Stockholders’ Equity	8,637,657	8,280,295

Total Liabilities and Stockholders’ Equity	$9,287,133	$8,971,400

Commitments and Contingencies (Notes 14 & 15)

— See Notes to Unaudited Consolidated Financial Statements —

FLEXIBLE SOLUTIONS INTERNATIONAL, INC. CONSOLIDATED STATEMENTS OF OPERATIONS For the Three Months Ended March 31, 2005 and 2004 (U.S. Dollars -- Unaudited)
	Three Months Ended March 31,
	2006	2005 (Restated) See Note 3
Sales	$2,508,445	$2,019,581
Cost of sales	1,339,060	1,078,301

Gross profit	1,169,386	941,280

Operating expenses
Wages	276,400	234,436
Administrative salaries and benefits	160,949	38,005
Advertising and promotion	18,947	31,271
Investor relations and transfer agent fee	32,298	24,638
Office and miscellaneous	23,920	41,457
Insurance	42,494	28,318
Interest expense	1,044	37,674
Rent	58,533	55,806
Consulting	87,801	44,252
Professional fees	92,935	60,843
Travel	18,753	37,765
Telecommunications	6,997	10,288
Shipping	13,466	12,639
Research	37,603	15,508
Commissions	57,225	40,925
Bad debt expense (recovery)	589	--
Currency exchange	5,515	718
Utilities	4,992	7,166
Depreciation	147,621	168,103

	1,088,080	889,812

Income (loss) before other items and income tax	81,305	51,468
Interest income	945	2,730

Income (loss) before income tax	82,250	54,198
Income tax (recovery)	(127,079)	--

Net income (loss)	209,329	54,198
Deficit, beginning	(3,308,158)	(2,131,407)

Deficit, ending	$(3,098,829)	$(2,077,209)
Net income (loss) per share	$0.02	$0.00

Weighted average number of shares	12,981,316	11,831,916

— See Notes to Unaudited Consolidated Financial Statements —

FLEXIBLE SOLUTIONS INTERNATIONAL, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS For the Three Months Ended March 31, 2005 and 2004 (U.S. Dollars -- Unaudited)
	Three Months Ended March 31,
	2006	2005 (Restated) See Note 3
Operating activities
Net income (loss)	$209,329	$54,198
Stock compensation expense	204,118	23,400
Depreciation	147,621	168,103

	561,067	245,701

Changes in non-cash working capital items:
(Increase) Decrease in accounts receivable	(1,175,037)	(610,002)
(Increase) Decrease in inventory	627,958	(239,302)
(Increase) Decrease in prepaid expenses	45,200	34,516
Increase (Decrease) in accounts payable	(41,647)	38,945
Increase (Decrease) in Income taxes	28,918	65,164

Cash (used in) operating activities	46,477	(514,977)

Investing activities
Short-term investments	--	559,440
Investments	--	(54,000)
Loan receivable	(93)	(81)
Development of patents	6,344
Acquisition of property and equipment	(4,602)	(40,099)

Cash provided by (used in) investing activities	1,649	465,260

Financing activities
Proceeds from issuance of common stock	(52,154)	--

Cash provided by financing activities	(52,154)	--

Effect of exchange rate changes on cash	(3,931)	(13,559)

Inflow (outflow) of cash	(7,958)	(63,276)
Cash and cash equivalents, beginning	526,292	558,795

Cash and cash equivalents, ending	$518,334	$495,520

Supplemental disclosure of cash flow information:
Interest received	$945	$2,730

— See Notes to Unaudited Consolidated Financial Statements —

FLEXIBLE SOLUTIONS INTERNATIONAL INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
For the Period Ended March 31, 2006
(U.S. Dollars)

1.	BASIS OF PRESENTATION.

        These unaudited consolidated financial statements of Flexible Solutions International, Inc (the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. These financial statements are condensed and do not include all disclosures required for annual financial statements. The organization and business of the Company, accounting policies followed by the Company and other information are contained in the notes to the Company’s audited consolidated financial statements filed as part of the Company’s December 31, 2005 Annual Report on Form 10-KSB. This quarterly report should be read in conjunction with such annual report.

        In the opinion of the Company’s management, these consolidated financial statements reflect all adjustments necessary to present fairly the Company’s consolidated financial position at March 31, 2006, and the consolidated results of operations and the consolidated statements of cash flows for the three months ended March 31, 2006 and 2005. The results of operations for the three months ended March 31, 2006 are not necessarily indicative of the results to be expected for the entire fiscal year.

        These consolidated financial statements include the accounts of the Company, and its wholly-owned subsidiaries Flexible Solutions, Ltd. (“Flexible Ltd.”), NanoChem Solutions Inc., WaterSavr Global Solutions Inc., Nano Detect Technologies Inc., and Seahorse Systems Inc. All inter-company balances and transactions have been eliminated. The Company was incorporated May 12, 1998 in the State of Nevada and had no operations until June 30, 1998, as described below.

        On June 30, 1998, the Company completed the acquisition of all of the shares of Flexible Ltd. The acquisition was effected through the issuance of 7,000,000 shares of common stock by the Company, with the former shareholders of Flexible Ltd. receiving all of the shares then issued and outstanding of the Company. The transaction has been accounted for as a reverse-takeover. Flexible Ltd. is accounted for as the acquiring party and the surviving entity. As Flexible Ltd. is the accounting survivor, the consolidated financial statements presented for all periods are those of Flexible Ltd. The shares issued by the Company pursuant to the acquisition have been accounted for as if those shares had been issued upon the organization of Flexible Ltd.

        On May 2, 2002, the Company established WaterSavr Global Solutions Inc. through the issuance of 100 shares of its common stock.

        Pursuant to a purchase agreement dated May 26, 2004, the Company acquired the assets of Donlar Corporation on June 9, 2004 and created a new company, NanoChem Solutions Inc. The purchase price of the transaction was $6,150,000, with consideration being a combination of cash and debt. Under the purchase agreement and as part of the consideration, the Company issued a promissory note bearing interest at 4% to satisfy $3,150,000 of the purchase price. This note was due June 2, 2005 and upon payment, all former Donlar assets that were pledged as security were released from their mortgage.

        The following table summarizes the estimated fair value of the assets acquired at the date of acquisition (at June 9, 2004):

Current assets	$1,126,805
Property and equipment	5,023,195

6,150,000
Acquisition costs assigned to property and equipment	314,724

Total assets acquired	$6,464,724

        The acquisition costs assigned to property and equipment are all direct costs incurred by the Company to purchase the assets. These costs include due diligence fees paid to outside parties investigating and identifying the assets, legal costs directly attributable to the purchase of the assets, plus applicable transfer taxes. These costs have been assigned to the individual assets based on their proportional fair values and will be amortized based on the rates associated with the related assets.

        On February 7, 2005, the Company established Nano Detect Technologies Inc. through the issuance of 1,000 shares of common stock from Nano Detect Technologies Inc. to the Company.

        On June 21, 2005, the Company established Seahorse Systems Inc. through the issuance of 1,000 shares of common stock from Seahorse Systems Inc. to the Company.

2.	SIGNIFICANT ACCOUNTING POLICIES.

        These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States applicable to a going concern and reflect the policies outlined below.

(a)	Cash and Cash Equivalents.

        The Company considers all highly liquid investments purchased with an original or remaining maturity of less than three months at the date of purchase to be cash equivalents. Cash and cash equivalents are maintained with several financial institutions.

(b)	Inventory and Cost of Sales.

        The Company has four major classes of inventory: finished goods, works in progress, raw materials and supplies. In all classes, inventory is valued at the lower of cost and net realizable value. Cost is determined on a first-in, first-out basis. Cost of sales includes all expenditures incurred in bringing the goods to the point of sale. Inventorial costs and costs of sales include direct costs of the raw material, inbound freight charges, warehousing costs, handling costs (receiving and purchasing) and utilities and overhead expenses related to the Company’s manufacturing and processing facilities.

(c)	Property, Equipment and Leaseholds.

        The following assets are recorded at cost and depreciated using the following methods using the following annual rates:

Computer hardware	30% Declining balance
Furniture and fixtures	20% Declining balance
Manufacturing equipment	20% Declining balance
Office equipment	20% Declining balance
Building	10% Declining balance
Leasehold improvements	Straight-line over lease term

        Property and equipment are written down to net realizable value when management determines there has been a change in circumstances which indicates its carrying amount may not be recoverable. No write-downs have been necessary to date.

(d)	Impairment of Long Lived Assets.

        The Company assesses the recoverability of its long lived assets by determining whether the carrying value of the long lived assets can be recovered over their remaining lives through undiscounted future operating cash flows using a discount rate reflecting the Company’s average cost of funds. The assessment of the recoverability will be impacted if estimated future operating cash flows are not achieved. For the quarters ended March 31, 2006 and 2005, no impairment charges have been recognized.

(e)	Investments.

        Investment in corporations subject to significant influence and investments in partnerships are recorded using the equity method of accounting.  On this basis, the Company’s share of income and losses of the corporations and partnerships is included in earnings and the Company’s investment therein adjusted by a like amount.  Dividends received from these entities reduce the investment accounts.  Portfolio investments not subject to significant influence are recorded using the cost method.

        The fair value of a cost method investment is not estimated if there are no identified events or changes in circumstances that may have a significant adverse effect on the fair value of the investment.

        The Company currently does not have any investments that require use of the equity method of accounting.

(f)	Foreign Currency.

        The functional currency of the Company is the Canadian Dollar. The translation of the Canadian Dollar to the reporting currency of the U.S. Dollar is performed for assets and liabilities using exchange rates in effect at the balance sheet date. Revenue and expense transactions are translated using average exchange rates prevailing during the year. Translation adjustments arising on conversion of the financial statements from the Company’s functional currency, Canadian Dollars, into the reporting currency, U.S. Dollars, are excluded from the determination of income and are disclosed as other comprehensive income (loss) in stockholders’ equity.

        Foreign exchange gains and losses relating to transactions not denominated in the applicable local currency are included in income if realized during the year and in comprehensive income if they remain unrealized at the end of the year.

(g)	Revenue Recognition.

        Revenue from product sales is recognized at the time the product is shipped since title and risk of loss is transferred to the purchaser upon delivery to the carrier. Shipments are made F.O.B. shipping point. The Company recognizes revenue when there is persuasive evidence of an arrangement, delivery has occurred, the fee is fixed or determinable, collectibility is reasonably assured and there are no significant remaining performance obligations. When significant post-delivery obligations exist, revenue is deferred until such obligations are fulfilled.

        Provisions are made at the time the related revenue is recognized for estimated product returns. Since the Company’s inception, product returns have been insignificant; therefore no provision has been established for estimated product returns.

(h)	Stock Issued in Exchange for Services.

        The valuation of the Company’s common stock issued in exchange for services is valued at an estimated fair market value as determined by officers and directors of the Company based upon trading prices of the Company’s common stock on the dates of the stock transactions.

(i)	Stock-based Compensation.

        In December 2004, the Financial Accounting Standards Board (“FASB”) issued revised FAS No. 123(R), Share-Based Payment, which replaces FAS No. 123, Accounting for Stock-Based Compensation, which superseded APB Opinion No. 25, Accounting for Stock Issued to Employees. FAS No. 123(R) requires the cost of all share-based payment transactions to be recognized in an entity’s financial statements, establishes fair value as the measurement objective and requires entities to apply a fair-value-based measurement method in accounting for share-based payment transactions. FAS No. 123(R) applies to all awards granted, modified, repurchased or cancelled after July 1, 2005, and unvested portions of previously issued and outstanding awards. The Company has adopted this statement for its first quarter starting January 1, 2006 and will continue to evaluate the impact of adopting this statement.

(j)	Comprehensive Income.

        Other comprehensive income refers to revenues, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income, but are excluded from net income as these amounts are recorded directly as an adjustment to stockholders’ equity. The Company’s other comprehensive income is primarily comprised of unrealized foreign exchange gains and losses.

(k)	Income (Loss) Per Share.

        Income (loss) per share is calculated by dividing net income (loss) by the weighted average number of shares outstanding. Diluted loss per share is computed by giving effect to all potential dilutive options that were outstanding during the year. For the years ended December 31, 2005, 2004 and 2003, all outstanding options were anti-dilutive.

(l)	Use of Estimates.

        The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and would impact the results of operations and cash flows.

(m)	Financial Instruments.

        The fair market value of the Company’s financial instruments comprising cash, short-term investment, accounts receivable, income tax recoverable, loan receivable, accounts payable and accrued liabilities and amounts due to shareholders were estimated to approximate their carrying values due to immediate or short-term maturity of these financial instruments.

        The Company is exposed to foreign exchange and interest rate risk to the extent that market value rate fluctuations materially differ from financial assets and liabilities, subject to fixed long-term rates.

3.	RESTATEMENTS AS A RESULT OF CORRECTING STOCK COMPENSATION EXPENSE.

        In October 2005, while completing a registration statement for securities issued in the second quarter of 2005, the Company determined that certain disclosures made in connection with its stock-based compensation expense required adjustment. In September 2002, the Company entered into a distribution agreement with Ondeo Nalco Company (“Ondeo”) whereby Ondeo agreed to serve as the exclusive distributor of the Company’s WATER$AVR® products for so long as Ondeo maintained a certain threshold sales level as defined in the agreement. As consideration for signing the agreement, Ondeo was granted an option to purchase 2,000,000 shares of the Company’s common stock. Half of the option for one million shares was exercisable immediately at an exercise price of $4.25 for each common share. The remaining half of the option for 1,000,000 shares was exercisable after certain threshold sales targets were achieved at a price of $5.50 for each common share.

        In determining the stock-based compensation expense for the nine months ended September 30, 2002, the Company expensed the entire fair value of the stock option believing that the option fully vested upon the signing of the agreement. In its October 2005 review, however, the Company determined that: (i) first, as stated above, half of the option to purchase 1,000,000 shares of common stock did not vest and was not exercisable until the threshold sales target had been met, which would not be until five years after the signing of the distribution agreement; and (ii) second, the Company did not consider Emerging Issues Task Force (“EITF”) No. 96-18, Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services; EITF No. 00-18, Accounting Recognition for Certain Transactions involving Equity Instruments Granted to Other Than Employees; and EITF No. 01-9, Accounting for Consideration Given by a Vendor to a Customer.

        To correctly account for the stock options granted to Ondeo, the stock-based compensation expense, included in consulting expenses, should have been measured at the date the performance obligation was complete and then recognized on a rational and systematic manner in relation to the sales achieved by Ondeo. Had the Company correctly accounted for these stock options, stock-based compensation expense for the quarter would have been nil as no sales had yet been achieved. Instead, the Company recorded a stock-based compensation expense of $2,704,000 for the quarter.

        During the three months ended March 31, 2003, Ondeo achieved the first threshold sales target, and, accordingly, the Company should have recorded a corresponding stock-based compensation expense of $54,080. However, since the entire stock-based compensation expense had been recorded in the September 30, 2002 interim financial statements and in the year ended December 31, 2002, the Company did not record any additional stock-based compensation expense as a result of the attained first threshold level.

        In the fourth quarter of the year ended December 31, 2003, it was determined that Ondeo was not going to attain the minimum sales targets stipulated in the exclusive distributorship agreement. Consequently the exclusive distributorship agreement and corresponding stock options were cancelled. The Company accounted for the cancellation of the stock options in accordance with FAS No. 123 similar to a forfeiture of stock options and reversed $2,480,200 of the stock compensation expense previously recorded in 2002. Had the Company accounted for the cancellation of the stock options correctly, it would have reversed the stock-based compensation expense of $54,080 that was recorded in the first quarter ended March 31, 2003.

        The following presents the effect on the company’s previously issued financial statements for the three months ended March 31, 2005:

        Balance sheet as at March 31, 2005 -

	Previously Reported	Increase (Decrease)	Restated
Capital in excess of par value	$7,686,820)	$(223,800)	$7,463,020
Accumulated deficiency	(2,301,009)	223,800	(2,077,209)

        Statement of operations for the three months ended March 31, 2005 —

	Previously Reported	Increase (Decrease)	Restated
Deficit, beginning	$(2,355,207)	$223,800	$(2,131,407)
Deficit, ending	(2,301,009)	223,800	(2,077,209)

4.	LOAN RECEIVABLE.

	2006	2005
5% loan receivable due on demand	$35,321	$35,228

5.	PREPAID EXPENSES.

	2006	2005
Security deposit and prepaids	$92,115	$137,315

6.	PROPERTY, EQUIPMENT AND LEASEHOLDS.

	Cost	Accumulated Amortization	2005 Net	2004 Net
Buildings	$3,144,259	$523,126	$2,621,133	$2,688,341
Computer hardware	54,397	26,477	27,920	29,962
Furniture and fixtures	17,516	6,833	10,683	10,965
Office equipment	29,492	15,206	14,286	15,081
Manufacturing equipment	2,183,600	765,610	1,417,990	1,488,208
Trailer	1,986	1,221	765	831
Leasehold improvements	39,430	20,123	19,307	21,362
Trade show booth	7,440	3,345	4,095	4,447
Land	398,186	--	398,186	398,186

	$6,013,784	$1,361,941	$4,514,365	$4,657,383

7.	PATENTS

        In fiscal 2005 and 2006, the Company started the patent process for additional WATER$AVR® products. As the patent process is not yet completed, amortization has not yet been recognized. Patents are amortized over their useful lives once granted.

	2006	2005
Patents	$137,478	143,822

8.	INVESTMENT.

	2006	2005
Tatko Inc.	$271,000	$271,000
Air Water Interface Delivery & Detection Inc.	$98,000	98,000

	$369,000	$369,000

        On May 31, 2003, the Company acquired an option to purchase a 20% interest in the outstanding shares of Tatko Inc. (“Tatko”) for consideration of the issuance of 100,000 shares of our common stock. The option to purchase the shares of Taiko expires on May 31, 2008. The cost of the investment has been accounted for based on the original fair market value of our common stock on May 31, 2003. See Contingencies (Note 12).

        In 2005, NanoDetect purchased 32.7 shares of equity in Air Water Interface Delivery and Detection Inc. (“AWD”) for a total cost of $98,000. This investment represents only 3.3% of the issued and outstanding shares of AWD and, accordingly, will be accounted for under the cost method.

9.	STOCK OPTIONS.

        The Company may issue stock options and stock bonuses for our common stock to provide incentives to directors, key employees and other persons who contribute to our success. The exercise price of all incentive options are issued for not less than fair market value.

        The following table summarizes stock option activity for the years ended December 31, 2005 and 2004 and the three months ended March 31, 2006:

	Number of shares	Exercise price per share	Weighted average exercise price
Balance, December 31, 2003	1,711,000	$1.00 - $4.25	$2.84
Granted	(572,740	$3.00 - $4.60	$3.46
Exercised	(37,000)	$1.00 - $2.50	$1.55
Expired	(5,000)	$4.25	$4.25
Cancelled	(1,000,000)	$1.50 - $3.50	$2.50

Balance, December 31, 2004	1,241,740	$1.00 - $4.60	$2.87
Granted	30,000	$3.58 - $4.40	$4.17
Exercised	(162,000)	$1.40	$1.40
Expired	(49,000)	$3.00 - $4.25	$3.52

Balance, December 31, 2005	1,060,740	$1.00 - $4.55	$3.44
Granted	1,080,000	$3.25	$3.25
Cancelled	(15,000)	$1.20 - $4.25	$2.05
Balance, March 31,2006	2,125,740	$1.00 - 4.55	$3.36

        The fair value of each option grant is calculated using the following weighted average assumptions:

	2005	2004	2003
Expected life - years	5.0	5.0	5.0
Interest rate	3.65%	3.5	2.87
Volatility	52.0%	49.0%	49.0
Dividend yield	- %	- %	- %

        During the three months ended March 31, 2006, the Company granted 405,000 options to purchase common stock to consultants and has applied FAS No. 123(R) using the Black-Scholes option-pricing model, which resulted in additional expenses of $78,163 this quarter. During the same period, the Company granted 675,000 options to employees, resulting in an additional $125,955 in wages and administrative expenses. During the year ended December 31, 2005, the Company granted 30,000 (2004 – 275,400) stock options to consultants and has applied FAS No. 123 using the Black-Scholes option-pricing model, which resulted in additional expenses of $9,350 (2004 — $299,345). During the year ended December 31, 2005, the Company recognized $93,600 in expenses for 90,000 options granted in the year ended December 31, 2004, but which vested in the year ended December 31, 2005. During the year ended December 31, 2005, 250,000 options, which were granted in 2004, vested according to the fulfillment of certain milestones, which resulted in additional expenses of $422,500.

10.	WARRANTS

        On April 14, 2005, the Company announced that it had raised $3,375,000 pursuant to a private placement of up to 1,800,000 shares of its common stock. The investors collectively purchased 900,000 shares of the Company’s common stock at a per share purchase price of $3.75, together with warrants to purchase up to 900,000 additional shares of the Company’s common stock. The warrants have a four-year term and are immediately exercisable at a price of $4.50 per share.

        On June 8, 2005, the Company announced that it had raised an additional $327,750 pursuant to a private placement of up to 174,800 shares of its common stock. An investor purchased 87,400 shares of the Company’s common stock at a per share price of $3.75, together with a warrant to purchase up to 87,400 additional shares of the Company’s common stock. The warrant has a four-year term and is immediately exercisable at a price of $4.50 per share.

        The following table summarizes the Company’s warrant option activity for the year ended December 31, 2005 (no prior or subsequent activity):

	Number of shares	Exercise price per share	Weighted average exercise price
Balance, December 31, 2004	--	--	--
Granted	987,400	$4.50	$4.50
Exercised	--	--	--
Cancelled	--	--	--

Balance, December 31, 2005	987,400	$4.50	$4.50

11.	CAPITAL STOCK.

        No stock was issued in the quarter ending March 31, 2006.

        On April 14, 2005, the Company announced that it had raised $3,375,000 pursuant to a private placement of up to 1,800,000 shares of its common stock. The investors collectively purchased 900,000 shares of the Company’s common stock at a per share purchase price of $3.75, together with warrants to purchase up to 900,000 additional shares of the Company’s common stock. The warrants have a four-year term and are immediately exercisable at a price of $4.50 per share.

        On June 8, 2005, the Company announced that it had raised an additional $327,750 pursuant to a private placement of up to 174,800 shares of its common stock. An investor purchased 87,400 shares of the Company’s common stock at a per share price of $3.75, together with a warrant to purchase up to 87,400 additional shares of the Company’s common stock. The warrant has a four-year term and is immediately exercisable at a price of $4.50 per share.

        The purpose of these transactions was to provide sufficient working capital for the Company to retire the debt remaining from its acquisition of certain assets from Donlar Corporation in June 2004. Costs associated with these two capital raises were $523,407, making the net proceeds $3,179,343.

        During the year ender December 31, 2005 the Company issued 162,000 shares of common stock at $1.40 per share upon exercise of stock options.

12.	SEGMENTED, SIGNIFICANT CUSTOMER INFORMATION AND ECONOMIC DEPENDENCY.

        The Company operates in two segments:

        (a)     Development and marketing of two lines of energy and water conservation products (as shown under the column heading “EWCP” below), which consists of a (i) liquid swimming pool blanket which saves energy and water by storing evaporation from the pool surface, and (ii) food-safe powdered form of the active ingredient within the liquid blanket and is designed to be used in still or slow moving drinking water sources.

        (b)     Manufacture of biodegradable polymers and chemical additives used within the petroleum, chemical, utility and mining industries to prevent corrosion and scaling in water piping (as shown under the column heading “BPCA” below). Chemical additives are manufactured for use in laundry and dish detergents, as well as in products to reduce levels of insecticides, herbicides and fungicides.

        The accounting policies of the segments are the same as those described in Note 2 to these Consolidated Financial Statements (Significant Accounting Policies). The Company evaluates performance based on profit or loss from operations before income taxes, not including nonrecurring gains and losses and foreign exchange gains and losses.

        The Company’s reportable segments are strategic business units that offer different, but synergistic products and services. They are managed separately because each business requires different technology and marketing strategies.

	Quarters Ended March 31st
	2006	2005
Revenue
EWCP	$613,782	$430,895
BPCA	1,894,663	1,588,686

Consolidated	2,508,445	2,019,581
Interest revenue
EWCP	945	2,673
BPCA	--	57

Consolidated	945	2,730
Interest expense
EWCP	--	6,606
BPCA	1,044	31,068

Consolidated	1,044	37,674
Depreciation and amortization
EWCP	13,832	13,760
BPCA	133,789	154,343

Consolidated	147,621	168,103
Segment profit (loss)
EWCP	154,905	(283,969)
BPCA	179,584	338,167

Consolidated	334,489	54,198
Segment assets
EWCP	373,362	262,123
BPCA	4,278,480	4,860,218

Consolidated	4,651,842	5,122,341
Expenditures for segment assets
EWCP	(6,929)	40,099
BPCA	5,187	--

Consolidated	(1,742)	40,099

        The EWCP shows a reduction in expenditures for segment assets due to a credit being issued on costs associated with development of new patents.

        The sales generated in the United States of America and Canada are as follows:

	2006	2005
Canada	$83,012	$424,112
United States and abroad	2,425,433	1,595,649

Total	$2,508,445	$2,019,581

        The Company’s long-lived assets are located in Canada and the United States as follows:

	2006	2005
Canada	$361,074	$254,579
United States	4,290,769	4,867,762

Total	$4,651,843	$5,122,341

13.	COMMITMENTS.

        The Company is committed to minimum rental payments for property and premises aggregating approximately $296,867 over the term of four leases, the last expiring on June 30, 2009.

        Commitments in each of the next five years are approximately as follows:

2006	$154,855
2007	58,078
2008	55,956
2009	27,978

14.	CONTINGENCIES.

        On May 1, 2003, the Company filed a lawsuit in the Supreme Court of British Columbia, Canada, against John Wells and Equity Trust, S.A. seeking the return of 100,000 shares of the Company’s common stock and the repayment of a $25,000 loan, which were provided to defendants for investment banking services consisting of securing a $5 million loan and a $25 million stock offering. Such services were not performed and in the proceeding the Company seeks return of such shares after defendant’s failure to both return the shares voluntarily and repay the note. On May 7, 2003, the Company obtained an injunction freezing the transfer of the shares. On May 24, 2004, there was a hearing on defendant’s motion to set aside the injunction, which motion was denied by the trial court on May 29, 2004. On the date of issuance, the share transaction was recorded as shares issued for services at fair market value, a value of $0.80 per share. No amounts have been recorded as receivable in the Company’s consolidated financial statements as the outcome of this claim is not determinable.

        On November 13, 2003, Patrick Grant, an ex-employee, filed a lawsuit in the Circuit Court of Cook County, Illinois against the Company, WaterSavr Global Solutions Inc. (“WGS”), the wholly-owned subsidiary of the Company, and Daniel B. O’Brien, the Company’s Chief Executive Officer. The plaintiff claims damages for breach of contract, tortious interference with an agreement and various wrongful discharge claims. The plaintiff seeks monetary damages in excess of $1,020,000 for the breach of contract and tortious interference claims and unspecified compensatory and punitive damages in the wrongful discharge claims. The parties completed mandatory mediation ordered by the Circuit Court and will next appear in court for case management, at which time the court will set discovery deadlines. The Company considers the case without merit and is vigorously disputing the claims. In addition, the Company intends to file counterclaims against the plaintiff for failure to repay financial obligations owed to the Company of almost $40,000, as well as unspecified damages arising out of the plaintiff’s disclosure of confidential information to a client during his employment at WGS. No amounts have been recorded as receivable and no accrual has been made for any loss in the Company’s consolidated financial statements as the outcome of the claim filed by the plaintiff is not determinable.

        On May 28, 2004, Sun Solar Energy Technologies, Inc. (“Sun Solar”), filed a lawsuit in the Federal Court of Canada, against the Company, Flexible Ltd., and Mr. O’Brien. Sun Solar is seeking: (a) a declaration that the trademark “Tropical Fish” is available for use by Sun Solar; (b) injunctive relief against further use of the “Tropical Fish” trademark by the Company; and (c) monetary damages exceeding $7,000,000 for the alleged infringement by the Company, Flexible Ltd. and Mr. O’Brien of the “Tropical Fish” trademark, as well as any other “confusingly similar trademarks” or proprietary trade dresses. On August 9, 2004, the Company, Flexible Ltd. and Mr. O’Brien filed their defense and filed a counterclaim against Sun Solar. The counterclaim seeks: (x) injunctive relief against further use of the “Tropical Fish” trademark by Sun Solar; (y) a declaration that the “Tropical Fish” trademark is owned by the Company, or, in the alternative, is not distinctive and should be struck from the trademark registry; and (z) monetary damages exceeding $50,000. The parties have completed documentary discovery and examinations for discovery of all parties. No amounts have been recorded as receivable in the Company’s consolidated financial statements and no amounts have been accrued as potential losses as the outcome of this claim is not determinable.

        On July 23, 2004, the Company filed a breach of contract suit in the Circuit Court of Cook County, Illinois against Tatko. The action arises out of a joint product development agreement entered into between the Company and Tatko in which the Company agreed to invest $10,000 toward the product development venture and granted to Tatko 100,000 shares of the Company’s restricted common stock. In return, Tatko granted the Company a five-year option to purchase 20% of Tatko’s outstanding capital stock. Tatko has since refused to collaborate on the agreement and the Company seeks declaratory relief stating that Tatko is not entitled to the 100,000 shares of the Company’s restricted common stock. The litigation is still pending at this time.

        In addition, Tatko filed its own suit on September 24, 2004 in the Circuit Court of Cook County, Illinois seeking declaratory relief of its entitlement to the Company’s restricted common stock. On May 23, 2005, the Tatko suit was dismissed with prejudice by the Circuit Court. No amounts have been recorded as receivable in the Company’s consolidated financial statements and no amount has been accrued as a loss as the outcome of the claim against Tatko is not determinable.

        On January 12, 2005, the Company filed a lawsuit in the Court of the Queen’s Bench of Alberta, in which our subsidiary, Flexible Ltd., is inter-provincially registered. We are seeking indeterminate damages resulting from a breach of contract by Calgary Diecast Corporation (“CDC”). The contract at issue was never completed and our raw materials remain in the possession of CDC. On April 25, 2005, the court ordered a judgment in our favor in the amount of $47,495 and we intend to collect on this judgment using all available means.

15.	COMPARATIVE FIGURES.

        Certain of the comparative figures have been reclassified to conform with the current year’s presentation.

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

1,854,000 SHARES

FLEXIBLE SOLUTIONS INTERNATIONAL, INC.

COMMON STOCK

PROSPECTUS

MAY ___, 2006

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

        Subsection 1 of Section 78.7502 of the Nevada Revised Statutes (the “Nevada Law”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he is not liable pursuant to Section 78.138 of Nevada Law or if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 78.138 of Nevada Law provides that, with certain exceptions, a director or officer is not individually liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that (i) his act or failure to act constituted a breach of his fiduciary duties as a director or officer, and (ii) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

        Subsection 2 of Section 78.7502 of Nevada Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in accordance with the standards set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

        Section 78.7502 of Nevada Law further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (1) and (2) of Section 78.7502 of Nevada Law, or in the defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of the action or suit.

        Section 78.751 of Nevada Law provides that the articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. Our Articles of Incorporation and Bylaws require us to make such payment of expenses in advance upon receipt of such an undertaking.

        Section 78.751 of Nevada Law requires a corporation to obtain a determination that any discretionary indemnification is proper under the circumstances. Such a determination must be made by the corporation’s stockholders; its board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; or under certain circumstances by independent legal counsel. Section 78.751 also provides that the indemnification provided for by Section 78.7502 of Nevada Law and the advancement of expenses authorized pursuant to Section 78.751 of Nevada Law shall not be deemed exclusive or exclude any other rights to which the indemnified party may be entitled except that indemnification ordered by a court pursuant to Section 78.7502 of Nevada Law may not be made on or behalf of any officer or director if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action for which indemnification is sought. The scope of indemnification under the statute shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to the benefit of their heirs, executors and administrators.

        Section 78.752 of Nevada Law empowers a corporation to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities and expenses.

        Section 78.138(7) of Nevada Law provides that, with certain exceptions, a director or officer is not individually liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that (i) his act or failure to act constituted a breach of his fiduciary duties as a director or officer and (ii) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

        We have provided for indemnification to the fullest extent permitted by the provisions of Nevada Law in our Articles of Incorporation and Bylaws. However, we do not currently maintain any directors’ and officers’ liability insurance policies. The foregoing summaries are necessarily subject to the complete text of the applicable Nevada Law, our Articles of Incorporation and our Bylaws and are qualified in their entirety by reference thereto.

Item 25. Other Expenses of Issuance and Distribution

        The following table sets forth an itemized estimate of fees and expenses, other than underwriting fees and expenses, payable by us in connection with the offering described in this Registration Statement:

Amount to be Paid
Securities and Exchange Commission registration fee	$847.93
AMEX Additional Listing Fee	$36,000.00
Counsel fees and expenses	$50,500.00
Accounting fees and expenses	$1,000.00
Transfer agent and registrar fees	$1,500.00
Miscellaneous	$5,000.00

Total	$94,847.93

        All of the above expenses will be paid by the registrant.

Item 26. Recent Sales of Unregistered Securities

        On April 8, 2005, we sold 900,000 shares of our common stock, at a per share price of $3.75, to several accredited investors in a private placement transaction exempt from the federal securities laws under Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. In connection with the private placement, we also issued warrants to the purchasers to purchase up to an additional 900,000 shares of our common stock, at exercise prices of $4.50 per share. We also granted an additional warrant to purchase up to 54,000 shares of our common stock, at an exercise price of $4.50 per share, to Capstone Investments as compensation for services performed on our behalf in connection with the private placement transaction referred to above. When issued, the warrants were immediately exercisable through April 8, 2009.

        On June 8, 2005, we sold 84,700 shares of our common stock, at a per share price of $3.75, to an accredited investor in a private placement transaction exempt from the federal securities laws under Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. In connection with the private placement, we also issued a warrant to the purchaser to purchase up to an additional 84,700 shares of our common stock, at an exercise price of $4.50 per share. When issued, the warrant was immediately exercisable through June 8, 2009.

Item 27. Exhibits

Exhibit	Description

3.1	Amended and Restated Certificate of Incorporation of the registrant. (1)

3.2	Bylaws of the registrant. (1)

5.1	Opinion of Foley & Lardner LLP. #

10.1	Securities Purchase Agreement, dated April 8, 2005, by and between the registrant and the selling stockholders. (2)

10.2	Form of Warrant, issued April 8, 2005, to each of the selling stockholders. (2)

10.3	Registration Rights Agreement dated April 8, 2005 by and between the registrant and the parties set forth therein. (3)

10.4	Securities Purchase Agreement, dated June 8, 2005 by and between the registrant and the party set forth therein. (3)

10.5	Form of Warrant, issued June 8, 2005. (3)

10.6	Registration Rights Agreement dated June 8, 2005 by and between the registrant and the parties set forth therein. (3)

21.1	Subsidiaries of the Company. (4)

23.1	Consent of Foley & Lardner LLP (included as exhibit 5.1). #

23.2	Consent of Cinnamon Jang Willoughby & Company. #

24.1	Power of Attorney. (5)

# Filed herewith.
(1) Incorporated by reference to the registrant’s Registration Statement on Form 10-SB (SEC File No. 000-29649) filed on February 22, 2000.
(2) Incorporated by reference to the registrant’s Registration Statement on Form S-3/A (SEC File No. 333-124751) filed on June 27, 2005.
(3) Incorporated by reference to the registrant’s Quarterly Report on Form 10-QSB (SEC File No. 001-31540) filed on September 21, 2005.
(4) Incorporated by reference to the registrant’s Registration Statement on Form SB-2 (SEC File No. 333-100129) filed on January 22, 2003.
(5) Incorporated by reference to the registant’s Registration Statement on Form S-3 (SEC File No. 333-124751) filed on May 10, 2005.

Item 28. Undertakings

        (a)        The undersigned registrant hereby undertakes that it will:

        (1)        File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

        (i)        Include any prospectus required by section 10(a)(3) of the Securities Act;

        (ii)        Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

        (iii)        Include any additional or changed material information on the plan of distribution.

        (2)        For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

        (3)        File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        (4)        For determining liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issure undertakes that in a primary offering of securities pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

        (i)        Any preliminary prospectus or prospectus relating to the offering required to be filed pursuant to Rule 424;

        (ii)        Any free writing prospectus relating to the offering prepared by or on behalf of or used or referred to by the undersigned;

        (iii)        The portion of any other free writing prospectus relating to the offering containing material information about the undersigned or its securities provided by or on behalf of the undersigned; and

        (iv)        Any other communication that is an offer in the offering made by the undersigned to the purchaser.

        (5)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

        In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        (6)        For determining any liability under the Securities Act of 1933, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933 as part of this registration statement as of the time it was declared effective.

        (7)        For determining any liability under the Securities Act of 1933, treat each post-effective amendment that contains a form of prospectus as a new registration statement relating to the securities offered in the registration statement, and the offering of the securities at that time as the initial bona fide offering of those securities.

        (8)        For the purpose of determining liability under the Securities Act to any purchaser:

        (i)        Each prospectus filed pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement;

        (ii)        Each prospectus require to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

        (iii)        Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in any document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Signatures

        Pursuant to the requirements of the Securities Act of 1933 the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Victoria, Province of British Columbia, Canada on this 24th day of May, 2006.

FLEXIBLE SOLUTIONS INTERNATIONAL, INC.
By: /s/ Daniel B. O’Brien
Name: Daniel B. O’Brien
Title: President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Daniel B. O’Brien	President and Chief Executive Officer	May 24, 2006
Daniel B. O’Brien	(Principal Executive Officer and Principal
Financial and Accounting Officer), Director
**	Director	May 24, 2006
John H. Bientjes
**	Director	May 24, 2006
Robert N. O’Brien
**	Director	May 24, 2006
Dale Friend
**	Director	May 24, 2006
Eric G. Hodges
**By: /s/ Daniel B. O’Brien	Attorney-in-Fact	May 24, 2006
Daniel B. O'Brien

Index to Exhibits

Exhibit	Description

3.1	Amended and Restated Certificate of Incorporation of the registrant. (1)

3.2	Bylaws of the registrant. (1)

5.1	Opinion of Foley & Lardner LLP. #

10.1	Securities Purchase Agreement, dated April 8, 2005, by and between the registrant and the selling stockholders. (2)

10.2	Form of Warrant, issued April 8, 2005, to each of the selling stockholders. (2)

10.3	Registration Rights Agreement dated April 8, 2005 by and between the registrant and the parties set forth therein. (3)

10.4	Securities Purchase Agreement, dated June 8, 2005 by and between the registrant and the party set forth therein. (3)

10.5	Form of Warrant, issued June 8, 2005. (3)

10.6	Registration Rights Agreement dated June 8, 2005 by and between the registrant and the parties set forth therein. (3)

21.1	Subsidiaries of the Company. (4)

23.1	Consent of Foley & Lardner LLP (included as exhibit 5.1). #

23.2	Consent of Cinnamon Jang Willoughby & Company. #

24.1	Power of Attorney. (5)

# Filed herewith.
(1) Incorporated by reference to the registrant’s Registration Statement on Form 10-SB (SEC File No. 000-29649) filed on February 22, 2000.
(2) Incorporated by reference to the registrant’s Registration Statement on Form S-3/A (SEC File No. 333-124751) filed on June 27, 2005.
(3) Incorporated by reference to the registrant’s Quarterly Report on Form 10-QSB (SEC File No. 001-31540) filed on September 21, 2005.
(4) Incorporated by reference to the registrant’s Registration Statement on Form SB-2 (SEC File No. 333-100129) filed on January 22, 2003.
(5) Incorporated by reference to the registant’s Registration Statement on Form S-3 (SEC File No. 333-124751) filed on May 10, 2005.